SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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/    /   Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

PUTNAM CALIFORNIA INVESTMENT GRADE MUNICIPAL TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than Registrant)

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The proxy statement

PUTNAM CALIFORNIA INVESTMENT GRADE MUNICIPAL TRUST

This proxy statement can help you decide how you want to vote on important issues relating to your Putnam fund.  When you complete and sign your proxy ballot, the Trustees of the fund will vote on your behalf exactly as you have indicated.  If you simply sign the proxy ballot, it will be voted in accordance with the Trustees’ recommendations on page 5 of the proxy statement.

Please take a few moments and decide how you want to vote.  When shareholders don’t return their proxies in sufficient numbers, follow-up solicitations are required, which cost your fund money.

You can vote by returning your proxy ballots in the envelope provided.  Or you can call our toll-free number, or go to the Internet.  See your proxy ballot for the phone number and Internet address.  If you have proxy related questions, please call 1-800-780-7316 or contact your financial advisor.

[PUTNAM INVESTMENTS LOGO]

The Proposals……………………………………       6

   Proposal 1………………………………………      6

   Proposal 2……………………………………...     25

Further Information About Voting

and the Meeting………………………………….     40

Fund Information ....................................................   45

Appendix A………………………………………    52

Exhibit A…………………………………………    55

PROXY CARD ENCLOSED

If you have any questions, please contact us at 1-800-780-7316 or call your financial advisor.

A Message from the Chairman

Dear Fellow Shareholder:

[photo of John A. Hill]

I am writing to ask for your vote on important matters affecting your investment in the Putnam funds. While you are, of course, welcome to join us at your fund's meeting, most shareholders cast their vote by filling out and signing the enclosed proxy card(s), by calling or by voting via the Internet. We are asking for your vote on the following matters:

Fixing the number of Trustees at 12 and electing your fund’s nominees for Trustees

Although Trustees do not manage fund portfolios, they play an important role in protecting fund shareholders, and are responsible for approving the fees paid to the fund’s investment adviser and its affiliates, reviewing overall fund expenses, selecting the fund’s auditors, monitoring conflicts of interest, overseeing the fund’s compliance with federal securities laws and voting proxies for the fund’s portfolio securities.

Consistent with the 1940 Act and SEC rules, more than three-quarters of your fund’s Trustees currently are independent of the fund and Putnam Investments.  Your fund’s Trustees have also in the past two years been at the forefront of reform efforts affecting the mutual fund industry, including ending the practice of directing fund brokerage commissions to brokers in connection with sales of fund shares, the establishment of broad-based redemption fees for open-end funds to discourage excessive short-term trading and other initiatives to reduce shareholder expenses and improve fund disclosures.

Shareholder proposal directing the Trustees to consider merging your fund into Putnam California Tax Exempt Income Fund, an open-end fund, or otherwise realizing net asset value

One of your fund’s shareholders has submitted a shareholder proposal that would direct your fund’s Trustees to consider merging your fund into the open-end Putnam California Tax Exempt Income Fund or other means to permit shareholders of your fund to realize the net asset value of their shares.  It is important to note that this proposal is not a proposal formally to approve a merger or other transaction; it only directs the Trustees to consider further action.  The Trustees recommend that shareholders vote against this proposal.

As discussed in this proxy statement, the Trustees, having carefully reviewed your fund’s performance and trading history, believe that your fund’s status as a closed-end fund offers significant investment benefits, including the ability to remain fully invested at all times and to take advantage of the opportunities afforded by issuing preferred shares.  Over most periods, your fund has outperformed the open-end Putnam California Tax Exempt Income Fund, both at net asset value and at market price (which has recently reflected a discount from net asset value).  In addition, your fund has historically offered a significantly higher current yield than the open-end fund.  The Trustees believe that this outperformance is primarily attributable to the fund’s status as a leveraged closed-end fund.  They also believe that these comparative advantages outweigh the one-time economic benefit that shareholders would gain from a merger into the open-end fund, which would allow redemptions at net asset value, and that your fund’s current discount level does not justify the loss of these advantages that would result from a merger or other transaction.

I’m sure that you, like most people, lead a busy life and are tempted to put this proxy aside for another day.  Please don’t.  When shareholders do not vote their proxies, their fund may have to incur the expense of follow-up solicitations.  All shareholders benefit from the speedy return of proxies.

Your vote is important to us.  We appreciate the time and consideration I am sure you will give these important matters.  If you have questions about any of these proposals, please call a customer services representative at 1-800-780-7316 or contact your financial advisor.

Sincerely yours,

/s/  John A. Hill

----------------------

John A. Hill, Chairman

PUTNAM CALIFORNIA INVESTMENT GRADE MUNICIPAL TRUST

Notice of Annual Meeting of Shareholders

This is the formal agenda for your fund's shareholder meeting. It tells you what proposals will be voted on and the time and place of the meeting, in the event you attend in person.

To the Shareholders of Putnam California Investment Grade Municipal Trust:

The Annual Meeting of Shareholders of your fund will be held on October 28, 2005 at 11:00 a.m., Boston time, at the principal offices of the fund on the 8th floor of One Post Office Square, Boston, Massachusetts 02109, to consider the following:

1.            Fixing the number of Trustees and electing your fund’s nominees for Trustees. See page 6.

2.            Shareholder proposal directing the Trustees to consider merging your fund into Putnam California Tax Exempt Income Fund, an open-end fund, or otherwise permitting shareholders to realize net asset value.  See page 25.

               By Judith Cohen, Clerk, on behalf of the Trustees

               John A. Hill, Chairman

               George Putnam, III, President

Jameson A. Baxter

Charles B. Curtis

Myra R. Drucker

Charles E. Haldeman, Jr.

Paul L. Joskow

Elizabeth T. Kennan

John H. Mullin, III

Robert E. Patterson

W. Thomas Stephens

Richard B. Worley

We urge you to mark, sign, date, and mail the enclosed proxy in the postage-paid envelope provided or record your voting instructions by telephone or via the Internet so that you will be represented at the meeting.

September 5, 2005

Proxy Statement

This document will give you the information you need to vote on the proposals. Much of the information is required under rules of the Securities and Exchange Commission ("SEC"); some of it is technical. If there is anything you don't understand, please contact us at our toll-free number, 1-800-780-7316, or call your financial advisor.

Who is asking for your vote?

The enclosed proxy is solicited by the Trustees of Putnam California Investment Grade Municipal Trust for use at the Annual Meeting of Shareholders of the fund to be held on October 28, 2005, and, if your fund's meeting is adjourned, at any later meetings, for the purposes stated in the Notice of Annual Meeting (see previous page). The Notice of Annual Meeting, the proxy and the Proxy Statement are being mailed on or about September 5, 2005.

How do your fund's Trustees recommend that shareholders vote on these proposals?

The Trustees recommend that you vote

1.            FOR fixing the number of Trustees as proposed and electing your fund’s nominees for Trustees; and

2.            AGAINST the shareholder proposal directing the Trustees to consider merging your fund into California Tax Exempt Income Fund or otherwise permitting shareholders to realize net asset value.

Who is eligible to vote?

Shareholders of record at the close of business on August 1, 2005 are entitled to be present and to vote at the meeting or any adjourned meeting.

Each share is entitled to one vote.  Unless otherwise noted, the holders of your fund’s preferred shares and holders of your fund’s common shares will vote together as a single class.  If you sign the proxy, but don't fill in a vote, your shares will be voted in accordance with the Trustees' recommendations. If any other business is brought before your fund's meeting, your shares will be voted at the Trustees' discretion.

The Proposals

I.             ELECTION OF TRUSTEES

               Who are the nominees for Trustees?

The Board Policy and Nominating Committee of the Trustees of your fund makes recommendations concerning the nominees for Trustees of that fund. The Board Policy and Nominating Committee consists solely of Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of your fund or of Putnam Investment Management, LLC, your fund's investment manager ("Putnam Management").  Those Trustees who are not “interested persons” of your fund or Putnam Management are referred to as “Independent Trustees” throughout this Proxy Statement.

The Board Policy and Nominating Committee of the Trustees of your fund recommends that the number of Trustees be fixed at 12 and that you vote for the election of the nominees described in the following pages.   Each nominee is currently a Trustee of your fund and of the other Putnam funds.

Pursuant to the bylaws of your fund and the 1940 Act, holders of the preferred shares of your fund, voting as a single class, are entitled to elect two nominees for Trustees.  The holders of the preferred shares and the common shares of your fund, voting together as a single class, are entitled to vote for the remaining 10 of the 12 nominees. Therefore, Messrs. Hill and Patterson have been nominated as Trustees to be elected by the holders of the preferred shares, while the other 10 nominees for Trustees have been nominated to be elected by the holders of the preferred shares and common shares voting together as a single class.

The nominees for Trustees and their backgrounds are shown in the following pages.  This information includes each nominee’s name, date of birth, principal occupation(s) during the past 5 years, and other information about the nominee’s professional background, including other directorships the nominee holds.  Each Trustee oversees all of the Putnam funds and serves until the election and qualification of his or her successor, or until he or she sooner dies, resigns or is removed.  The address of all of the Trustees is One Post Office Square, Boston, Massachusetts 02109.  At December 31, 2004, there were 110 Putnam funds.

[Photo]	Jameson A. Baxter (9/6/43), Trustee since 1994 Ms. Baxter is the President of Baxter Associates, Inc., a private investment firm that she founded in 1986.

Ms. Baxter serves as a Director of ASHTA Chemicals, Inc., Banta Corporation (a printing and digital imaging firm), Ryerson Tull, Inc. (a steel service corporation), the Mutual Fund Directors Forum, Advocate Health Care and BoardSource, formerly the National Center for Nonprofit Boards. She is Chairman Emeritus of the Board of Trustees, Mount Holyoke College, having served as Chairman for five years and as a board member for thirteen years. Until 2002, Ms. Baxter was a Director of Intermatic Corporation (a manufacturer of energy control products).

Ms. Baxter has held various positions in investment banking and corporate finance, including Vice President and Principal of the Regency Group, and Vice President of and Consultant to First Boston Corporation. She is a graduate of Mount Holyoke College.

[Photo]

Charles B. Curtis (4/27/40), Trustee since 2001

Mr. Curtis is President and Chief Operating Officer of the Nuclear Threat Initiative (a private foundation dealing with national security issues) and serves as Senior Advisor to the United Nations Foundation.

Mr. Curtis is a member of the Council on Foreign Relations and the Trustee Advisory Council of the Applied Physics Laboratory, Johns Hopkins University. Until 2003, Mr. Curtis was a member of the Electric Power Research Institute Advisory Council and the University of Chicago Board of Governors for Argonne National Laboratory. Prior to 2002, Mr. Curtis was a Member of the Board of Directors of the Gas Technology Institute and the Board of Directors of the Environment and Natural Resources Program Steering Committee, John F. Kennedy School of Government, Harvard University. Until 2001, Mr. Curtis was a member of the Department of Defense Policy Board and Director of EG&G Technical Services, Inc. (a fossil energy research and development support company).

From August 1997 to December 1999, Mr. Curtis was a Partner at Hogan & Hartson L.L.P., a Washington, D.C. law firm. Prior to May 1997, Mr. Curtis was Deputy Secretary of Energy. He served as Chairman of the Federal Energy Regulatory Commission from 1977 to 1981 and has held positions on the staff of the U.S. House of Representatives, the U.S. Treasury Department, and the SEC.

[Photo]	Myra R. Drucker (1/16/48), Trustee since 2004

Ms. Drucker is a Vice Chair of the Board of Trustees of Sarah Lawrence College, a Trustee of Commonfund (a not-for-profit firm specializing in asset management for educational endowments and foundations) and a member of the Investment Committee of the Kresge Foundation (a charitable trust).

Ms. Drucker is an ex-officio member of the New York Stock Exchange (NYSE) Pension Managers Advisory Committee, having served as Chair for seven years and a member of the Executive Committee of the Committee on Investment of Employee Benefit Assets.  She is Chair of the Advisory Board of Hamilton Lane Advisors (an investment management firm) and a member of the Advisory Board of RCM (an investment management firm).  Until August 31, 2004, Ms. Drucker was Managing Director and a member of the Board of Directors of General Motors Asset Management and Chief Investment Officer of General Motors Trust Bank.  Ms. Drucker also served as a member of the NYSE Corporate Accountability and Listing Standards Committee and the NYSE/NASD IPO Advisory Committee.

Prior to joining General Motors Asset Management in 2001, Ms. Drucker held various executive positions in the investment management industry.  Ms. Drucker served as Chief Investment Officer of Xerox Corporation (a technology and service company in the document industry), where she was responsible for the investment of the company’s pension assets.  Ms. Drucker was also Staff Vice President and Director of Trust Investments for International Paper (a paper, paper distribution, packaging and forest products company) and previously served as Manager of Trust Investments for Xerox Corporation.  Ms. Drucker received a B.A. degree in Literature and Psychology from Sarah Lawrence College and pursued graduate studies in economics, statistics and portfolio theory at Temple University.

[Photo]

John A. Hill (1/31/42),

Trustee since 1985 and Chairman since 2000

Mr. Hill is Vice Chairman of First Reserve Corporation, a private equity buyout firm that specializes in energy investments in the diversified worldwide energy industry.

Mr. Hill is a Director of Devon Energy Corporation, TransMontaigne Oil Company and various private companies controlled by First Reserve Corporation, as well as Chairman of TH Lee, Putnam Investment Trust (a closed-end investment company advised by an affiliate of Putnam Management). He is also a Trustee of Sarah Lawrence College.  Prior to 2005, he was a Director of Continuum Health Partners of New York.

Prior to acquiring First Reserve Corporation in 1983, Mr. Hill held executive positions in investment banking and investment management with several firms and with the federal government, including Deputy Associate Director of the Office of Management and Budget, and Deputy Director of the Federal Energy Administration. He is active in various business associations, including the Economic Club of New York, and lectures on energy issues in the United States and Europe. Mr. Hill holds a B.A. degree in Economics from Southern Methodist University and pursued graduate studies there as a Woodrow Wilson Fellow.

[Photo]

Paul L. Joskow (6/30/47), Trustee since 1997

Dr. Joskow is the Elizabeth and James Killian Professor of Economics and Management, and Director of the Center for Energy and Environmental Policy Research at the Massachusetts Institute of Technology.

Dr. Joskow serves as a Director of National Grid plc (a UK-based holding company with interests in electric and gas transmission and distribution and telecommunications infrastructure) and TransCanada Corporation (an energy company focused on natural gas transmission and power services).   He also serves on the Board of Overseers of the Boston Symphony Orchestra. Prior to February 2005, he served on the board of the Whitehead Institute for Biomedical Research (a non-profit research institution) and has been President of the Yale University Council since 1993.  Prior to February 2002, he was a Director of State Farm Indemnity Company (an automobile insurance company), and prior to March 2000, he was a Director of New England Electric System (a public utility holding company).

Dr. Joskow has published five books and numerous articles on topics in industrial organization, government regulation of industry, and competition policy. He is active in industry restructuring, environmental, energy, competition and privatization policies — serving as an advisor to governments and corporations worldwide. Dr. Joskow holds a Ph.D. and M. Phil from Yale University and a B.A. from Cornell University.

[Photo]	Elizabeth T. Kennan (2/25/38), Trustee since 1992 Dr. Kennan is a Partner of Cambus-Kenneth Farm (thoroughbred horse and cattle breeding). She is President Emeritus of Mount Holyoke College.

Dr. Kennan served as Chairman and is now Lead Director of Northeast Utilities. Until 2005, she was a Director of Talbots, Inc. She has served as Director on a number of other boards, including Bell Atlantic, Chastain Real Estate, Shawmut Bank, Berkshire Life Insurance and Kentucky Home Life Insurance. She is a Trustee of the National Trust for Historic Preservation, of Centre College and of Midway College in Midway, Kentucky. She is also a member of The Trustees of Reservations. Dr. Kennan has served on the oversight committee of the Folger Shakespeare Library, as President of Five Colleges Incorporated, as a Trustee of Notre Dame University, and is active in various educational and civic associations.

As a member of the faculty of Catholic University for twelve years, until 1978, Dr. Kennan directed the post-doctoral program in Patristic and Medieval Studies, taught history and published numerous articles. Dr. Kennan holds a Ph.D. from the University of Washington in Seattle, an M.S. from St. Hilda’s College at Oxford University, and an A.B. from Mount Holyoke College. She holds several honorary doctorates.

[Photo]	John H. Mullin, III (6/15/41), Trustee since 1997 Mr. Mullin is the Chairman and CEO of Ridgeway Farm (a limited liability company engaged in timber and farming).

Mr. Mullin serves as a Director of The Liberty Corporation (a broadcasting company), Progress Energy, Inc. (a utility company, formerly known as Carolina Power & Light) and Sonoco Products, Inc. (a packaging company). Mr. Mullin is Trustee Emeritus of The National Humanities Center and Washington & Lee University, where he served as Chairman of the Investment Committee. Prior to May 2001, he was a Director of Graphic Packaging International Corp.  Prior to February 2004, he was a Director of Alex Brown Realty, Inc.

Mr. Mullin is also a past Director of Adolph Coors Company; ACX Technologies, Inc.; Crystal Brands, Inc.; Dillon, Read & Co., Inc.; Fisher-Price, Inc.; and The Ryland Group, Inc.  Mr. Mullin is a graduate of Washington & Lee University and The Wharton Graduate School, University of Pennsylvania.

[Photo]	Robert E. Patterson (3/15/45), Trustee since 1984 Mr. Patterson is Senior Partner of Cabot Properties, L.P. and Chairman of Cabot Properties, Inc. (a private equity firm specializing in real estate)

Mr. Patterson serves as Chairman Emeritus and Trustee of the Joslin Diabetes Center and as a Director of Brandywine Trust Group, LLC.  Prior to June 2003, he was a Trustee of Sea Education Association. Prior to December 2001, he was President and Trustee of Cabot Industrial Trust (a publicly traded real estate investment trust).  Prior to February 1998, he was Executive Vice President and Director of Acquisitions of Cabot Partners Limited Partnership (a registered investment adviser involved in institutional real estate investments).  Prior to 1990, he served as Executive Vice President of Cabot, Cabot & Forbes Realty Advisors, Inc. (the predecessor company of Cabot Partners).

Mr. Patterson practiced law and held various positions in state government and was the founding Executive Director of the Massachusetts Industrial Finance Agency. Mr. Patterson is a graduate of Harvard College and Harvard Law School.

[Photo]	W. Thomas Stephens (9/2/42), Trustee since 1997 Mr. Stephens is Chairman and Chief Executive Officer of Boise Cascade, L.L.C. (a paper, forest products and timberland assets company).

Mr. Stephens serves as a Director of TransCanada Pipelines Limited.  Until 2004, Mr. Stephens was a Director of Xcel Energy Incorporated (a public utility company), Quest Communications, and Norske Canada, Inc. (a paper manufacturer). Until 2003, Mr. Stephens was a Director of Mail-Well, Inc. (a diversified printing company). He served as Chairman of Mail-Well until 2001 and as CEO of MacMillan-Bloedel, Ltd. (a forest products company) until 1999.

Prior to 1996, Mr. Stephens was Chairman and Chief Executive Officer of Johns Manville Corporation. He holds B.S. and M.S. degrees from the University of Arkansas.

[Photo]	Richard B. Worley (11/15/45), Trustee since 2004 Mr. Worley is Managing Partner of Permit Capital LLC, an investment management firm.

Mr. Worley serves on the Executive Committee of the University of Pennsylvania Medical Center, is a Trustee of The Robert Wood Johnson Foundation (a philanthropic organization devoted to health care issues) and is a Director of The Colonial Williamsburg Foundation (a historical preservation organization).  Mr. Worley also serves on the investment committees of Mount Holyoke College and World Wildlife Fund (a wildlife conservation organization).

Prior to joining Permit Capital LLC in 2002, Mr. Worley served as Chief Strategic Officer of Morgan Stanley Investment Management.  He previously served as President, Chief Executive Officer and Chief Investment Officer of Morgan Stanley Dean Witter Investment Management and as a Managing Director of Morgan Stanley, a financial services firm.  Mr. Worley also was the Chairman of Miller Anderson & Sherrerd, an investment management firm.  Mr. Worley holds a B.S. degree from University of Tennessee and pursued graduate studies in economics at the University of Texas.

Interested Trustees
[Photo]	Charles E. Haldeman, Jr.* (10/29/48), Trustee since 2004 Mr. Haldeman is President and Chief Executive Officer of Putnam, LLC (“Putnam Investments”).

Prior to November 2003, Mr. Haldeman served as Co-Head of Putnam Investments’ Investment Division.  Prior to joining Putnam Investments in 2002, Mr. Haldeman held executive positions in the investment management industry.  Mr. Haldeman previously served as Chief Executive Officer of Delaware Investments and President & Chief Operating Officer of United Asset Management.  Mr. Haldeman was also a partner and director of Cooke & Bieler, Inc. (an investment management firm).

Mr. Haldeman currently serves as a Trustee of Dartmouth College and as Emeritus Trustee of Abington Memorial Hospital.  He is a graduate of Dartmouth College, Harvard Law School and Harvard Business School.  Mr. Haldeman is also a Chartered Financial Analyst (CFA) charterholder.

[Photo]

George Putnam, III* (8/10/51), Trustee since 1984 and President since 2000

Mr. Putnam is President of New Generation Research, Inc. (a publisher of financial advisory and other research services), and of New Generation Advisers, Inc. (a registered investment adviser to private funds). Mr. Putnam founded the New Generation companies in 1986.

Mr. Putnam is a Director of The Boston Family Office, LLC (a registered investment adviser). He is a Trustee of St. Mark’s School, Shore Country Day School, and until 2002 was a Trustee of the Sea Education Association.

Mr. Putnam previously worked as an attorney with the law firm of Dechert LLP (formerly known as Dechert Price & Rhoads) in Philadelphia. He is a graduate of Harvard College, Harvard Business School, and Harvard Law School.

*Nominees who are or may be deemed to be "interested persons" (as defined in the 1940 Act) of the fund, Putnam Management, Putnam Retail Management Limited Partnership (“Putnam Retail Management”) or Marsh & McLennan Companies, Inc., the parent company of Putnam Investments and its affiliated companies.  Messrs. Putnam, III and Haldeman are deemed “interested persons” by virtue of their positions as officers of the funds, Putnam Management or Putnam Retail Management and as shareholders of Marsh & McLennan Companies, Inc. Mr. Haldeman is the President and Chief Executive Officer of Putnam Investments.  Mr. Putnam, III is the President of your fund and each of the other Putnam funds.  The balance of the nominees are not "interested persons."

All the nominees were elected by the shareholders of your fund on October 14, 2004.

The 10 nominees for Trustees who receive the greatest number of votes from the preferred and common shareholders, voting as a single class, will be elected as Trustees of your fund.  In addition, the 2 nominees for election as Trustees by the preferred shareholders, voting as a class, who receive the greatest number of votes from the preferred shareholders will be elected as Trustees of your fund.  The current Trustees serve until their successors are elected and qualified.  Each of the nominees has agreed to serve as a Trustee if elected.  If any of the nominees is unavailable for election at the time of the meeting, which is not anticipated, the Trustees may vote for other nominees at their discretion, or the Trustees may fix the number of Trustees to be elected by the holders of common and preferred shares voting as a single class at fewer than 10 for your fund.

What are the Trustees' responsibilities?

Your fund's Trustees are responsible for the general oversight of your fund's affairs and for assuring that your fund is managed in the best interests of its shareholders. The Trustees regularly review your fund's investment performance as well as the quality of other services provided to your fund and its shareholders by Putnam Management and its affiliates, including administration, custody, and shareholder servicing. At least annually, the Trustees review and evaluate the fees and operating expenses paid by your fund for these services and negotiate changes that they deem appropriate. In carrying out these responsibilities, the Trustees are assisted by an independent administrative staff and by your fund's auditors, independent counsel and other experts as appropriate, selected by and responsible to the Trustees.

Consistent with the 1940 Act and SEC rules, at least 75% of the trustees of your fund are required not to be “interested persons” (as defined in the 1940 Act) of your fund or your fund’s investment manager.  These independent trustees must vote separately to approve all financial arrangements and other agreements with your fund’s investment manager and other affiliated parties.  The role of independent trustees has been characterized as that of a “watchdog” charged with oversight to protect shareholders’ interests against overreaching and abuse by those who are in a position to control or influence a fund.  Your fund’s Independent Trustees meet regularly as a group in executive session.  Ten of the 12 nominees for election as Trustee would be Independent Trustees.

Board committees.  Your fund’s Trustees have determined that the efficient conduct of your fund’s affairs makes it desirable to delegate responsibility for certain specific matters to committees of the board.  Certain committees (the Executive Committee, Distributions Committee, and Audit and Pricing Committee) are authorized to act for the Trustees as specified in their charters.  The other committees review and evaluate matters specified in their charters and make recommendations to the Trustees as they deem appropriate.  Each committee may utilize the resources of your fund’s independent staff, counsel and auditors as well as other experts.  The committees meet as often as necessary, either in conjunction with regular meetings of the Trustees or otherwise.  The membership and chairperson of each committee are appointed by the Trustees upon recommendation of the Board Policy and Nominating Committee.

Audit and Pricing Committee.  The Audit and Pricing Committee provides oversight on matters relating to the preparation of the funds' financial statements, compliance matters and Code of Ethics issues. This oversight is discharged by regularly meeting with management and the funds' independent registered public accounting firms and keeping current on industry developments.  Duties of this Committee also include the review and evaluation of all matters and relationships pertaining to the funds' independent registered public accounting firms, including their independence. The members of the Committee include only Independent Trustees who are not “interested persons” of your fund or Putnam Management.  Each member of the Committee is “independent” as defined in Section 121(A) of the listing standards of the American Stock Exchange.  The Trustees have adopted a written charter for the Committee.  The Audit and Pricing Committee's charter is available on the fund's web site at https://content.putnam.com/individual_investor/pdf/committee_charter.pdf.  Printed copies of the charter are available free of charge upon request by calling 1-800-225-1581. The Committee also reviews your fund’s policies and procedures for achieving accurate and timely pricing of the fund shares, including oversight of fair value determinations of individual securities made by Putnam Management or other designated agents of your fund. The Committee oversees compliance by money market funds with Rule 2a-7, interfund transactions pursuant to Rule 17a-7, and the correction of occasional pricing errors. The Committee also receives reports regarding the liquidity of portfolio securities.  The Committee currently consists of Dr. Joskow (Chairperson), Ms. Drucker and Messrs. Patterson, Stephens and Worley.

Board Policy and Nominating Committee. The Board Policy and Nominating Committee reviews policy matters pertaining to the operations of the Board of Trustees and its Committees, the compensation of the Trustees and their staff and the conduct of legal affairs for the funds.  The Committee also oversees the voting of proxies associated with portfolio investments of the Putnam funds, with the goal of ensuring that these proxies are voted in the best interest of the funds’ shareholders.

The Committee evaluates and recommends all candidates for election as Trustees and recommends the appointment of members and chairs of each board committee.  The Committee also identifies prospective nominees for election as trustee by considering individuals that come to its attention through current Trustees, Putnam Management or shareholders.  Candidates properly submitted by shareholders (as described below) will be considered and evaluated on the same basis as candidates recommended by other sources.  The Committee may, but is not required to, engage a third-party professional search firm to assist it in identifying and evaluating potential nominees.

When evaluating a potential candidate for membership on the Board of Trustees, the Committee considers the skills and characteristics that it feels would most benefit the Putnam funds at the time the evaluation is made.  The Committee may take into account a wide variety of attributes in considering potential trustee candidates, including, but not limited to:  (i) availability and commitment of a candidate to attend meetings, (ii) other board experience, (iii) relevant industry and related experience, (iv) educational background, (v) financial expertise, (vi) an assessment of the candidate’s ability, judgment and expertise, (vii) an assessment of the perceived needs of the Board of Trustees and its committees at that point in time and (viii) overall Board of Trustees composition.  In connection with this evaluation, the Committee will determine whether to interview prospective nominees, and, if warranted, one or more members of the Committee, and other Trustees and representatives of the funds, as appropriate, will interview prospective nominees in person or by telephone.  Once this evaluation is completed, the Committee recommends such candidates as it determines appropriate to the Independent Trustees for nomination, and the Independent Trustees select the nominees after considering the recommendation of the Committee.

The Committee will consider nominees for trustee recommended by shareholders of a fund provided shareholders submit their recommendations by the date disclosed in the paragraph entitled ‘Date for receipt of shareholders’ proposals for the next annual meeting,” and provided the shareholders’ recommendations otherwise comply with applicable securities laws, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

The Committee consists only of Independent Trustees.  The Committee currently consists of Dr. Kennan (Chairperson), Ms. Baxter and Messrs. Hill, Mullin and Patterson.

Brokerage and Custody Committee.  The Brokerage and Custody Committee reviews the policies and procedures of the funds regarding the execution of portfolio transactions for the funds, including policies regarding the allocation of brokerage commissions and soft dollar credits.  The Committee reviews periodic reports regarding the funds' activities involving derivative securities, and reviews and evaluates matters relating to the funds' custody arrangements.  The Committee currently consists of Messrs. Mullin (Chairperson) and Curtis, Ms. Baxter and Dr. Kennan.

Communication, Service and Marketing Committee.  This Committee examines the quality, cost and levels of services provided to the shareholders of the Putnam funds.  The Committee also reviews communications sent from the funds to their shareholders, including shareholder reports, prospectuses, newsletters and other materials. In addition, the Committee oversees marketing and sales communications of the funds' distributor.  The Committee currently consists of Messrs. Putnam, III (Chairperson) and Stephens and Dr. Joskow.

Contract Committee.  The Contract Committee reviews and evaluates, at least annually, all arrangements pertaining to (i) the engagement of Putnam Management and its affiliates to provide services to the funds, (ii) the expenditure of the funds' assets for distribution purposes pursuant to the Distribution Plans of the open-end funds and (iii) the engagement of other persons to provide material services to the funds, including in particular those instances where the cost of services is shared between the funds and Putnam Management and its affiliates or where Putnam Management or its affiliates have a material interest. The Committee recommends to the Trustees such changes in arrangements as it deems appropriate. After review and evaluation, the Committee recommends to the Trustees the proposed organization of new fund products and proposed structural changes to existing funds.  Its oversight of the closed-end funds includes (i) investment performance, (ii) trading activity, (iii) determinations with respect to conversion of a closed-end fund to an open-end fund, (iv) disclosure practices and (v) the use and benefits of leverage.  The Committee consists only of Independent Trustees.  The Committee currently consists of Ms. Baxter (Chairperson), Messrs. Curtis and Mullin and Dr. Kennan.

Distributions Committee.  This Committee oversees all fund distributions and approves the amount and timing of distributions paid by all the funds to the shareholders when the Trustees are not in session. The Committee also meets regularly with representatives of Putnam Management and its affiliates to review distribution levels and the funds' distribution policies. The Committee currently consists of Messrs. Patterson (Chairperson) and Putnam, III and Dr. Joskow.

Executive Committee. The functions of the Executive Committee are twofold.  The first is to ensure that the funds' business may be conducted at times when it is not feasible to convene a meeting of the Trustees or for the Trustees to act by written consent. The Committee may exercise any or all of the power and authority of the Trustees when the Trustees are not in session. The second is to establish annual and ongoing goals, objectives and priorities for the Board of Trustees and to ensure coordination of all efforts between the Trustees and Putnam Management and its affiliates on behalf of the shareholders of the Putnam funds.  The Committee currently consists of Messrs. Hill (Chairman) and Putnam, III, Dr. Joskow and Ms. Baxter.

Investment Oversight Committees.  These Committees regularly meet with investment personnel of Putnam Management to review the investment performance and strategies of the Putnam funds in light of their stated investment objectives and policies.  Each such Committee will, among its duties, identify any compliance issues that are unique to the category of funds under its review and work with the appropriate board committees to ensure that any such issues are properly addressed.  Investment Oversight Committee A currently consists of Mses. Drucker (Chairperson) and Baxter and Mr. Putnam, III. Investment Oversight Committee B currently consists of Messrs. Curtis (Chairperson), Hill and Stephens.  Investment Committee C currently consists of Messrs. Mullin (Chairperson) and Patterson and Dr. Kennan.  Investment Oversight Committee D currently consists of Mr. Worley (Chairperson) and Dr. Joskow.

How large a stake do the Trustees and nominees have in the Putnam family of funds?

The Trustees allocate their investments among the Putnam funds based on their own investment needs.  The table below shows the number of shares beneficially owned by each nominee for Trustee and the value of each nominee’s holdings in the fund and in all of the Putnam funds as of June 30, 2005.  As a group, the Trustees owned shares of the Putnam funds valued at approximately $49 million as of June 30, 2005.

Putnam California Investment Grade Municipal Trust

Name of Nominee	Dollar Range of Putnam California Investment Grade Municipal Trust Shares Owned	Shares Beneficially Owned	Aggregate Dollar Range of Shares Held in all of the Putnam Funds
Jameson A. Baxter	$1–$10,000	188.704	over $100,000
Charles B. Curtis	$1–$10,000	115.924	over $100,000
Myra R. Drucker	$1–$10,000	100	$50,001 - $100,000
Charles E. Haldeman, Jr.	$1–$10,000	243	over $100,000
John A. Hill	$1–$10,000	211.629	over $100,000
Paul L. Joskow	$1–$10,000	100	over $100,000
Elizabeth T. Kennan	$1–$10,000	201.338	over $100,000
John H. Mullin, III	$1–$10,000	112.134	over $100,000
Robert E. Patterson	$1–$10,000	100	over $100,000
George Putnam, III	$1–$10,000	500	over $100,000
W. Thomas Stephens	$1–$10,000	100	over $100,000
Richard B. Worley	$1–$10,000	100	over $100,000

At June 30, 2005, the Trustees and officers of Putnam California Investment Grade Municipal Trust as a group owned less than 1% of the outstanding shares of such fund on that date.

What are some of the ways in which the Trustees represent shareholder interests?

Among other ways, the Trustees seek to represent shareholder interests:

➢ by carefully reviewing your fund's investment performance on an individual basis with your fund's investment team;

➢ by carefully reviewing the quality of the various other services provided to the funds and their shareholders by Putnam Management and its affiliates;

➢ by discussing with senior management of Putnam Management steps being taken to address any performance deficiencies;

➢ by reviewing in depth the fees paid by the fund and by negotiating with Putnam Management to ensure that such fees remain reasonable and competitive with those of comparable funds, while at the same time providing Putnam Management sufficient resources to continue to provide high quality services in the future;

➢ by reviewing brokerage costs and fees, allocations among brokers, soft dollar expenditures and similar expenses of the fund;

➢ by monitoring potential conflicts between the fund and Putnam Management and its affiliates to ensure that the fund continues to be managed in the best interests of their shareholders; and

➢ by monitoring potential conflicts among funds managed by Putnam to ensure that shareholders continue to realize the benefits of participation in a large and diverse family of funds.

How can shareholders communicate with the Trustees?

The Board of Trustees provides a process for shareholders to send communications to the Trustees.  Shareholders may direct communications to the Board of Trustees as a whole or to specified individual Trustees by submitting them in writing to the following address:

The Putnam Funds

Attention: “Board of Trustees” or any specified Trustee(s)

One Post Office Square

Boston, Massachusetts 02109

The written communication must include the shareholder’s name, be signed by the shareholder, refer to the Putnam fund(s) in which the shareholder holds shares and include the class and number of shares held by the shareholder as of a recent date.

The Office of the Trustees will respond to all correspondence sent to Trustees; however, due to the volume of correspondence, all communications are not sent directly to the Trustees.  The correspondence is reviewed, summarized and presented to Trustees on a periodic basis.

How often do the Trustees meet?

The Trustees meet each month (except August) over a two-day period to review the operations of your fund and of the other Putnam funds. A portion of these meetings is devoted to meetings of various committees of the board that focus on particular matters.  Each Trustee generally attends at least two formal committee meetings during each regular meeting of the Trustees.  In addition, the Trustees meet in small groups with Chief Investment Officers, Portfolio Leaders and Portfolio Members to review recent performance and the current investment climate for selected funds. These meetings ensure that the fund's performance is reviewed in detail at least twice a year. During 2004, the average Trustee participated in approximately 65 committee and board meetings.  The Contract Committee typically meets on several additional occasions during the year to carry out its responsibilities. Other committees, including the Executive Committee, may also meet on special occasions as the need arises.  The number of times each committee met during your fund’s last fiscal year is shown in the table below:

Fiscal year ended April 30, 2005

Audit and Pricing Committee	25
Board Policy and Nominating Committee	11
Brokerage and Custody Committee	7
Communication, Service and Marketing Committee	16
Contract Committee	16
Distributions Committee	8
Executive Committee	1
Investment Oversight Committees	39

Your fund does not have a policy with respect to Trustee attendance at shareholder meetings.  Your fund’s last annual meeting was held while the Trustees were conducting meetings of the Board and its committees.  Although  not all of your fund’s Trustees attended the annual meeting, Mr. Putnam, III, a Trustee and the President of your fund, presided at the meeting.  The Trustees were also represented at the meeting by their staff and were available in the event that any material issues had arisen.

What are the Trustees paid for their services?

Each Independent Trustee of your fund receives a fee for his or her services. Each Independent Trustee also receives fees for serving as Trustee of the other Putnam funds.  Each Trustee of the fund receives an annual fee and an additional meeting fee for each Trustee meeting attended.  Independent Trustees who serve on board committees receive additional fees for attendance at certain committee meetings and for special services rendered in that connection.  Mr. Putnam, III, who is not an Independent Trustee, also receives the foregoing fees for his services as Trustee.  All of the current Independent Trustees and Mr. Putnam, III are Trustees of all the Putnam funds and each receives fees for their services from the fund.

The Trustees periodically review their fees to assure that such fees continue to be appropriate in light of their responsibilities as well as in relation to fees paid to trustees of other mutual fund complexes. The Board Policy and Nominating Committee, which consists solely of Independent Trustees, estimates that committee and Trustee meeting time, together with the appropriate preparation, requires the equivalent of at least three business days per Trustee meeting. The following table shows the fees paid to each Trustee by your fund for its most recent fiscal year and the fees paid to each Trustee by all of the Putnam funds during calendar year 2004:

COMPENSATION TABLE

Trustees/Year First Elected by Shareholders	Aggregate compensation from the fund(1)	Retirement benefits accrued as part of fund expenses	Estimated annual benefits from all Putnam funds upon retirement(2)	Total compensation from all Putnam funds(3)(4)
Jameson A. Baxter/1994(5)	$721	$193	$100,000	$218,950
Charles B. Curtis/2001	707	316	$100,000	$244,250
Myra R. Drucker/2004 (6)	538	N/A	N/A	$33,780
Charles E. Haldeman, Jr./2004 (6)	0	N/A	N/A	$0
John A. Hill/1985(5)(7)	1,099	251	$200,000	$458,626
Ronald J. Jackson/1996(5)(8)	703	209	$100,000	$224,000
Paul L. Joskow/1997(5)(7)	698	178	$100,000	$294,500
Elizabeth T. Kennan/1992	707	252	$100,000	$221,500
John H. Mullin, III/1997(5)	715	222	$100,000	$216,200
Robert E. Patterson/1984	687	136	$100,000	$217,750
George Putnam, III/1984(7)	855	118	$125,000	$262,500
W. Thomas Stephens/1997(5)	672	213	$100,000	$228,250
W. Nicholas Thorndike/1992(9)	22	295	$105,783	$114,500
Richard B. Worley/2004 (6)	538	N/A	N/A	$33,780

(1) Includes an annual retainer and an attendance fee for each meeting attended.

(2) Assumes that each Trustee retires at the normal retirement date. For Trustees who are not within three years of retirement, estimated benefits for each Trustee are based on Trustee fee rates in effect during calendar 2004.  For Mr. Thorndike, the annual benefits equal the actual benefits he is currently receiving under the Retirement Plan for Trustees of the Putnam funds.

(3) As of December 31, 2004, there were 110 funds in the Putnam family. For Mr. Hill, amounts shown also include compensation for service as Chairman of TH Lee, Putnam Emerging Opportunities Portfolio, a closed-end fund advised by an affiliate of Putnam Management.

(4) Includes amounts (ranging from $5,000 to $90,000 per Trustee) for which the Putnam funds were reimbursed by Putnam Management for special Board and committee meetings and additional time spent on behalf of the Putnam funds in connection with certain regulatory and other matters relating to alleged improper trading by certain Putnam Management employees and participants in certain 401(k) plans administered by Putnam Fiduciary Trust Company.

5) Certain Trustees are also owed compensation pursuant to a Trustee Compensation Deferral Plan. As of April 30, 2005, the total amounts of deferred compensation payable by the fund, including income earned on such amounts, to these Trustees were:

Ms. Baxter-$678; Mr. Hill-$2,543; Mr. Jackson-$1,296; Mr. Joskow-$799; Mr. Mullin-$776; and Mr. Stephens-$148.

(6) Ms. Drucker and Messrs. Haldeman and Worley were first elected to the Board of Trustees on October 14, 2004.

(7) Includes additional compensation to Messrs. Hill and Putnam, III and Dr. Joskow for service as Chairman of the Trustees, President of the Funds and Chairman of the Audit and Pricing Committee, respectively.

(8) Mr. Jackson retired from the Board of Trustees of the Putnam funds on June 10, 2005.

(9) Mr. Thorndike retired from the Board of Trustees of the Putnam funds on June 30, 2004.

Under a Retirement Plan for Trustees of the Putnam funds (the "Plan"), each Trustee who retires with at least five years of service as a Trustee of the funds is entitled to receive an annual retirement benefit equal to one-half of the average annual compensation paid to such Trustee for the last three years of service prior to retirement. This retirement benefit is payable during a Trustee's lifetime, beginning the year following retirement, for a number of years equal to such Trustee's years of service. A death benefit, also available under the Plan, ensures that the Trustee and his or her beneficiaries will receive benefit payments for the lesser of an aggregate period of (i) ten years or (ii) such Trustee's total years of service.

The Plan Administrator (currently the Board Policy and Nominating Committee) may terminate or amend the Plan at any time, but no termination or amendment will result in a reduction in the amount of benefits (i) currently being paid to a Trustee at the time of such termination or amendment, or (ii) to which a current Trustee would have been entitled had he or she retired immediately prior to such termination or amendment. The Trustees have terminated the Plan with respect to any Trustee first elected to the board after 2003.

2. SHAREHOLDER PROPOSAL REGARDING MERGER INTO AN OPEN-END FUND

What is the proposal?

Walter S. Baer (the “proponent”), a beneficial owner of shares in your fund, has informed the fund that he intends to present a proposal for action at the Annual Meeting of Shareholders. The proposal submitted by the proponent and the accompanying supporting statement read as follows:

RESOLVED: The shareholders ask the Board of Directors to take the steps necessary to merge the Putnam California Investment Grade Municipal Trust (“Fund”) into the Putnam California Tax Exempt Income Fund, an open-end fund, or otherwise permit shareholders to realize net asset value (NAV) for their shares.

SUPPORTING STATEMENT: Shares of our Fund have persistently traded at a double digit discount from NAV, which is among the highest of all California municipal bond funds. Moreover, our Fund has a much higher expense ratio, less diversification, and greater price volatility than the larger, open-end California Tax Exempt Income Fund that is also managed by Putnam Investment Management. Merging our Fund into the open-end Putnam California Tax Exempt Income Fund will eliminate the discount, reduce the expense ratio and, in my opinion, result in lower risk and better overall performance.

Our Fund and the Putnam California Tax Exempt Income Fund have similar investment objectives, the same Board of Directors, the same Investment Manager, and the same individuals overseeing the bond portfolios. But due to our Fund’s small size, its expense ratio is about 50% higher than that for the Class A shares of the open-end fund. Both high expenses and the large discount from NAV detract from shareholder value.

Over the past year ending April 1, 2005 (the date of this proposal), the market price of our Fund has underperformed that of the Putnam open-end fund. This underperformance is likely to worsen in the current climate of rising interest rates, in my opinion, because our Fund’s leverage and the longer duration of its bond portfolio (compared with that of the open-end fund) make its share price more sensitive to further rate increases.

I believe that the Board of Directors of our Fund should exercise its fiduciary duty to the shareholders by reducing expenses, reducing exposure to rising interest rates, and increasing share value through eliminating the discount. Merging our Fund into the Putnam California Tax Exempt Income Fund is, in my opinion, the best way to accomplish these goals.

The proponent’s address and the number of shares he owns in your fund will be furnished by the Clerk of your fund upon request.

What do the Trustees recommend?

For the reasons described below, the Trustees of your fund, including a majority of the Independent Trustees, have concluded that the merger of your fund into an open-end fund would not be in the best long-term interests of your fund’s shareholders. Accordingly, the Trustees of your fund recommend that shareholders vote “AGAINST” this proposal.

Why are the Trustees recommending a vote against the proposal?

In recommending a vote against the shareholder proposal, the Trustees emphasize in particular the following considerations:

➢ Your fund’s annualized total returns, based on net asset value (NAV), have significantly outstripped those of the open-end Putnam California Tax Exempt Income Fund for each of the most recent 1-, 5- and 10-year periods. Over the past 1- and 10-year periods, your fund’s performance measured at market price has also been significantly better than that of the open-end fund, though 5-year performance has lagged slightly. More details on performance are provided below.

➢ Your fund’s yield is currently, and has historically been, higher than that of Putnam California Tax Exempt Income Fund. More details on yields and dividend rates are provided below.

➢ The Trustees believe that your fund’s superior performance and higher yields compared to the open-end fund are, in significant part, attributable to investment benefits not available to open-end fund investors. Due to its closed-end status, your fund is able to maintain a leveraged capital structure that is designed to enable the common shareholders to realize higher current tax-exempt income on their shares than would be obtained without leverage. The Trustees believe that this feature of closed-end funds has been the primary factor in your fund’s outperformance in most periods, both at net asset value and market price, of Putnam California Tax Exempt Income Fund, and in your fund’s higher relative yield.

➢ In addition, because your fund’s shares are not redeemable, your fund is not required to maintain short-term, lower-yielding investments in anticipation of possible redemptions, but can be fully invested in higher-yielding securities in pursuit of the fund’s investment objective. Furthermore, as a closed-end fund, your fund does not experience the cash flows associated with sales and redemptions of open-end fund shares. As a result, your fund’s portfolio manager does not have to invest additional cash from new sales at times when market conditions are unfavorable or to sell securities to meet redemptions at inopportune times.

At a meeting held in July of this year, the Trustees of your fund carefully evaluated the fund’s investment performance, the trading history of its common shares relative to that of other funds in the same peer group, an analysis of the effects on the fund of its shares trading at a discount to net asset value, and information about the possible advantages and disadvantages of merging into an open-end fund or otherwise terminating your fund’s closed-end status. This meeting was preceded by several meetings earlier in the year at which the Trustees discussed these matters with respect to a number of Putnam closed-end funds, including your fund.

In conducting their analysis, the Trustees also considered the advantages to shareholders that would come with merging your fund into an open-end fund. After a merger, the surviving fund would immediately offer you the ability to redeem your shares at their net asset value less any redemption fee that the Trustees may impose. As of June 30, 2005, the market price of shares in your fund represented a discount of -10.93% to its net asset value per share. This means that if you sold shares of the fund on that date, you would have received only 89.07% of your pro rata share of your fund’s assets. If the fund were merged into an open-end fund, you would be able to receive 100% of your pro rata share of the surviving fund less any redemption fee imposed by the Trustees. If your fund’s shares were still trading at a discount immediately prior to such a merger, this would represent a one-time increase in the value of your shares.

In light of the factors enumerated above, as well as other considerations taken into account by the Trustees and described in more detail below, the Trustees do not believe that the proposed merger is in the best interest of shareholders.

What would happen if the proposal passes?

The shareholder proposal does not call for a shareholder vote to approve a merger of your fund with Putnam California Tax Exempt Income Fund at this time, but rather proposes that the shareholders ask the Trustees to take action to effect such a merger. If the proposal passes at the Annual Meeting of Shareholders, the Trustees would continue to exercise their fiduciary duty to act in the interests of shareholders in investigating the details and potential benefits of such a merger transaction, but would not be obligated at any future meeting to recommend that the fund be merged into Putnam California Tax Exempt Income Fund or any other fund. In order to approve a merger, the Trustees would be required by SEC rules to determine that the merger would be in the best interests of shareholders of both funds and that the merger would not dilute the interests of either fund’s shareholders.

In any event, even if the Trustees decide, following any approval of Mr. Baer’s proposal (or otherwise), to recommend such a merger, an additional proxy statement and approval by the shareholders of your fund would be required. Any merger would also require approval by the Trustees (and possibly shareholders) of any fund into which your fund would be merging, before any merger could occur.

While the proponent’s supporting statement focuses on the effects of merging your fund into Putnam California Tax Exempt Income Fund, his proposal is drafted in the alternative to encompass other means by which shareholders of your fund would be able to realize the net asset value of their shares. Other potential methods by which shareholders could realize net asset value could include converting the fund to open-end status, liquidating the fund and distributing its assets, or engaging in a tender offer to repurchase fund shares.  Certain of these measures, if recommended by the Trustees, would require additional proxy solicitations to obtain shareholder approval, the cost of which, as well as other transaction-related expenses, would be borne by the fund and its shareholders.  Implementing certain of these measures would also result in the reduction or loss of benefits to shareholders currently attributable to the fund’s closed-end status.

What is Putnam California Tax Exempt Income Fund?

Putnam California Tax Exempt Income Fund is the open-end fund into which the shareholder proposal suggests that your fund merge.  The open-end fund, which is registered with the SEC as a diversified fund, commenced operations on December 17, 1982. Like your fund, this fund seeks as high a level of current income exempt from federal income tax and California personal income tax as Putnam Management believes to be consistent with preservation of capital.

Your fund and Putnam California Tax Exempt Income Fund are managed by the same management team at Putnam Management and are also overseen by the same Board of Trustees. As described in further detail below, the two funds also have similar investment policies and restrictions and employ similar investment strategies. As of June 30, 2005, Putnam California Tax Exempt Income Fund had net assets of approximately $2.32 billion. As of that same date, your fund’s net assets (exclusive of the liquidation preference of your fund’s preferred shares) were approximately $71.2 million.

Included in Appendix A are the Financial Highlights of your fund and for class A shares of Putnam California Tax Exempt Income Fund from each fund’s most recent shareholder report. These financial highlights contain information about each fund’s assets, expenses, performance and distributions.

How does the investment performance of the funds compare?

The following table summarizes the annualized total return of your fund for the periods shown based on the net asset value (NAV) and the market price of its shares. The table also shows the performance of the open-end Putnam California Tax Exempt Income Fund, the performance of your fund’s primary benchmark index and the average performance of funds in your fund’s peer group as determined by Lipper Inc., an independent fund rating agency. Of course, past performance is no guarantee of future returns. Benchmark index and Lipper peer group results should be compared to your fund’s performance at net asset value.

Annualized Total Returns as of June 30, 2005	1 year	5 years	10 years
Your Fund (Net Asset Value)	13.81%	7.61%	6.92%
Your Fund (Market Price)	14.56	6.02	6.26
Putnam California Tax Exempt Income Fund (Open-End) Class A Shares (Net Asset Value)	7.85	6.10	5.74
Lehman Municipal Bond Index	8.25	6.88	6.38
Lipper California Municipal Debt Funds (Closed-End) Average	14.37	8.63	7.25
Lipper California Municipal Debt Funds Average	8.60	6.14	5.74

As the foregoing table makes clear, your fund’s returns at both NAV and market price for all quoted periods (except for 5-year returns at market price) have significantly outstripped those of the open-end fund. In addition, at NAV your fund has outperformed the Lehman Municipal Bond Index, which is the benchmark index for both funds, over those periods. Annualized total returns are calculated net of expenses, so the comparative performance figures above already adjust for the higher expense ratio of your fund relative the open-end fund.

Putnam Management believes that your fund’s closed-end structure, which affords your fund greater flexibility than that available to open-end funds and also permits the fund to issue preferred shares, is the primary reason for your fund’s consistent outperformance of Putnam California Tax Exempt Income Fund, whose investment strategies and management team are otherwise substantially similar.  The Trustees and Putnam Management believe that the proponent’s statements in his proposal about your fund’s recent performance, as influenced by the fund’s leveraged status, are not supported by the fund’s actual returns as quoted above.

How do the two funds’ dividend rates and yields compare?

As of July 15, 2005, your fund’s yield, calculated as your fund’s established dividend rate as a percentage of the market price of its common shares, was 4.78%.  When calculated as a percentage of net asset value, your fund’s yield on that same date was 4.29%.  By contrast, as of that July 15, 2005, the dividend rate for class A shares of Putnam California Tax Exempt Income Fund was 4.11% of the net asset value of such shares, and the 30-day yield on such shares as calculated in accordance with SEC guidelines was 3.27%.  Putnam Management has advised the Trustees that your fund has over time consistently had a higher yield than the open-end fund.

The Trustees and Putnam Management believe that your fund’s yield is higher than that of Putnam California Tax Exempt Income Fund primarily because of your fund’s closed-end structure, which affords the fund greater flexibility for investment and leveraging, which in turn has allowed the fund to generate higher current income for distribution to common shareholders. In recommending that shareholders vote AGAINST the proposal, the Trustees noted that this yield differential was a significant factor in their analysis.

How do the two funds’ expenses compare?

The following table shows each fund’s annual operating expenses as of the end of its last fiscal year, showing expenses that are deducted from fund assets, calculated as a percentage of net assets attributable to common shares.

Annual Fund Operating Expenses

	California Investment Grade Municipal Trust (fiscal year ended April 30, 2005)	California Tax Exempt Income Fund (class A shares) (fiscal year ended September 30, 2004)
Management Fees	0.80%	0.47%
Distribution (12b-1) Fees	None	0.20%
Other Expenses	0.41%	0.12%
Total Annual Fund Operating Expenses	1.21%	0.79%

In the supporting statement to his shareholder proposal, the proponent asserts that your fund’s expense ratio is approximately 50% higher than that of Class A shares of the open-end Putnam California Tax Exempt Income Fund, which appears to be based on a simple comparison of the Total Annual Fund Operating Expenses shown in the table above. This seemingly simple comparison does not take into account certain important factors:

➢ This difference in operating expenses is not due solely to the smaller size of your fund, as the proponent asserts. Rather, the principal reason for your fund’s higher operating expenses is that they include additional management fees, custody fees and other expenses associated with maintaining the fund’s investment leverage, all of which have been more than offset by the additional investment income earned through the use of leverage. Thus, a simple comparison of operating expenses of a leveraged closed-end fund and an unleveraged open-end fund does not provide a meaningful analysis.

➢ Further, the table above does not reflect a reduction of  0.10% in contractual management fee rates, already negotiated by your fund’s Trustees, which will take effect on January 1, 2006. Based on current asset levels, the change in management fee would reduce Total Annual Fund Operating Expenses (expressed as a percentage of net assets attributable to common shares) by approximately 0.12%. Further reductions would occur at higher asset levels due the operation of fee breakpoints.

➢ The following pro forma table of annual operating expenses for your fund revises the numbers in the comparative expense table above to (a) subtract out management fee amounts paid on leveraged assets, (b) take into account the upcoming management fee reduction, and (c) subtract out costs incurred in connection with administering your fund’s preferred share program for investment leverage:

California Investment Grade Municipal Trust (pro forma calculations, based on fiscal year ended April 30, 2005)
Management Fee	0.80%
Portion of Management Fee Paid on Leveraged Assets	(0.15%)
Contractual Management Fee Reduction (effective 2006)	(0.10%)
Distribution (12b-1) Fees	None
Other Expenses	0.41%
Portion of Other Expenses Attributable to Leverage	(0.14%)
Pro Forma Total Annual Fund Operating Expenses	0.82%

➢ The performance figures provided in the discussion above of how the investment performance of your fund and Putnam California Tax Exempt Income Fund compare, which show that your fund has outperformed the open-end fund over a number of periods, are calculated net of expenses. Thus, any effect that higher expenses may have on reducing your fund’s performance is already taken into account in calculating its favorable comparative performance data.

How do the investment goals, policies and restrictions of the two funds compare?

Both your fund and the open-end Putnam California Tax Exempt Income Fund have the investment objective of seeking as high a level of current income exempt from federal income tax and California personal income tax as Putnam Management believes to be consistent with the preservation of capital.  The funds also use similar investment strategies, although your fund’s closed-end structure generally permits it to maintain smaller cash positions. In addition, the open-end fund, by virtue of its larger size, is able to invest in a greater number of securities.

In addition to differences between the two funds regarding the use of leverage, which are discussed elsewhere, there do exist a few, largely technical differences in their investment policies and restrictions. For example, because your fund is classified as “non-diversified” and the open-end fund as “diversified,” your fund has more flexibility to concentrate its investments in fewer issuers. The policies requiring each fund to invest a minimum percentage of its assets in securities producing tax-exempt income also differ. If, in the future, the Trustees were to present a proposal to shareholders to give formal approval to a merger of your fund into Putnam California Tax Exempt Income Fund, these and other differences would be described in greater detail in the accompanying proxy statement.

How has your fund’s discount or premium to net asset value changed over time?

At a meeting in July 2005, the Trustees reviewed an analysis prepared by Putnam Management of patterns in the historical trading and investment performance of your fund and other comparable closed-end funds in different market environments. Based on this analysis, Putnam Management believes that neither your fund’s investment performance nor its size has significantly affected whether your fund’s shares trade at a discount. Discount trading patterns appear to be affected by your fund’s distribution rate (yield), which is primarily a function of your fund’s investment strategy, and the general interest rate environment, which in turn is affected by market and economic conditions.  To the extent your fund has traded at a greater discount than other closed-end funds, Putnam Management believes that this results primarily from your fund’s relatively lower-risk investment strategy, which involves levels of leverage through preferred shares that are lower than those maintained by many other funds.  This lower level of leverage generally results in lower yields than those of funds employing higher levels of leverage, which also entail higher levels of risk.

The following table demonstrates that, while your fund’s common shares have traded at a discount to their net asset value over more recent periods, the market price of your fund’s shares has fluctuated over time between discount and premium to net asset value. The table shows the lowest discount (or, if the fund traded at a premium, highest premium) and the highest discount (or, if the fund did not trade at a discount, lowest premium) at which your fund’s shares traded relative to NAV during the course of each calendar year since 1992, the year your fund commenced operations.

Calendar Year	Lowest Discount / Highest Premium	Highest Discount / Lowest Premium
1/1/05 - 6/30/05	-9.57%	-11.92%
2004	-5.59%	-13.87%
2003	-5.74%	-12.86%
2002	-1.75%	-9.08%
2001	+4.24%	-7.55%
2000	+4.38%	-12.44%
1999	+5.44%	-13.87%
1998	+5.42%	-2.47%
1997	+5.67%	-1.82%
1996	+1.12%	-7.17%
1995	-2.09%	-10.92%
1994	+0.35%	-13.27%
1993	+2.20%	-8.32%
11/27/92 – 12/31/92	+6.99%	+3.09%

The occurrence of a discount is a common feature of many closed-end investment companies, and may exist for a number of reasons, including such factors as investor sentiment regarding future market trends and comparisons between your fund’s yield and the current yield of municipal securities. The Trustees believe that recent discount levels should not be viewed as sufficient grounds for depriving shareholders of the advantages of the closed-end structure. Although shareholders might immediately realize NAV as a result of a merger with an open-end fund, shareholders who hold their investment for a longer term may also realize some or all of this benefit through a narrowing of the trading discount as market conditions change over time. Of course, there is no guarantee that the present discount will narrow or that historical trading patterns will be repeated in the future.

What purpose does investment leverage serve for your fund?

Because of its closed-end status, your fund is permitted under the 1940 Act to maintain a leveraged capital structure consisting of common shares and auction rate preferred shares.  As of June 30, 2005, preferred shares of your fund were outstanding with an aggregate liquidation preference of $16 million, which represents leverage of approximately 23% in comparison to your fund’s net assets (net of leverage) of approximately $71.2 million. Because an open-end fund is prohibited under the 1940 Act from issuing preferred shares, your fund would be required to redeem its preferred shares prior to any merger in accordance with the fund’s Bylaws. The two-class structure is designed to enable the common shareholders to realize higher current tax-exempt income on their shares than would be obtained without leverage. The dividends paid to holders of preferred shares are generally based on short-term rates, while the assets attributable to such preferred shares are generally invested in longer-term, municipal securities, which typically have higher yields than short-term rates. As long as your fund can invest these assets in higher-yielding investments than the rates paid to preferred shareholders, the common shareholders benefit from the use of this leverage. Although an open-end fund, such as Putnam California Tax Exempt Income Fund, is permitted under the 1940 Act to achieve a leveraged position by borrowing from a bank (subject to certain asset coverage requirements), Putnam Management has generally not judged it to be in the best interests of shareholders to cause that fund to borrow money.

The proponent argues in his supporting statement that your fund’s leveraged position may have an adverse effect on its future performance, given his view about near-term market conditions.  While opinions may differ on the impact of market trends on performance, this argument does not appear to justify the drastic and potentially shortsighted measure of permanently eliminating your fund’s flexibility to employ leverage. In addition, your fund’s performance relative to that of the open-end fund, in the view of the Trustees and Putnam Management, does not support the proponent’s assertions. Putnam Management believes that, over time, your fund’s leveraged position is in the best interests of the fund and may contribute both to higher annualized total returns and higher levels of current income.

What fund expenses would be associated with merging your fund into an open-end fund?

Certain legal, accounting and other costs would be incurred by your fund in connection with merging into an open-end fund. As discussed above, additional costs would be incurred in connection with proxy mailings to approve any plan of reorganization that the Trustees might present in order to effect such a merger. Your fund might also incur transaction costs relating to the sale of portfolio securities in order to align the fund’s portfolio with that of the surviving fund.

Furthermore, once any merger into an open-end fund becomes complete, your investment would be subject to the expenses associated with the surviving open-end fund.

What are the principal differences between a closed-end and open-end fund?

In evaluating this proposal, shareholders may wish to consider the following differences between closed-end and open-end funds:

➢ Changes in capital. Closed-end funds raise their capital through an initial public offering and generally do not raise additional capital after that time. Closed-end funds therefore have limited opportunities to gain additional economies of scale through growth of assets. At the same time, because shares of closed-end funds cannot be redeemed, the risk of higher expense ratios resulting from a decline in assets is also limited. Open-end funds, in contrast, generally engage in a continuous public offering of their shares, which provides the opportunity for growth of assets and reduced expense ratios. However, because shares of open-end funds are generally redeemable at any time, open-end funds face the risk of higher expense ratios if significant redemptions are not offset by sales of new shares. Of course, expense ratios of both closed-end and open-end funds can increase as a result of negative investment performance.

➢ Sales of shares. Shares of open-end funds may be redeemed at any time at their net asset value, less any applicable redemption fee (subject only to the right of the fund to withhold payment for up to seven days or, with the permission of the SEC, to suspend redemptions under emergency conditions). In contrast, shares of closed-end funds are not redeemable and can generally be bought and sold at current market prices only on the exchange on which such funds are listed. Thus, converting your fund from closed-end to open-end status would eliminate any discount or premium between market price and net asset value existing immediately prior to the conversion. Shareholders who wish to dispose of shares would receive a higher price at net asset value than if shares remained at a discount. If your fund’s shares were to trade at a premium to net asset value, however, you would receive a lower price by redeeming them at net asset value.

➢ Regulatory requirements. Both closed-end and open-end funds are registered with the SEC under the 1940 Act and, with certain differences relating largely to the sale and redemption of shares, are generally subject to the same regulatory requirements of that Act. Your fund’s shares are listed for trading on the American Stock Exchange. That listing would be terminated in the event of a conversion to open-end status. Since open-end funds generally engage in a continuous public offering of their shares they are required to maintain current registrations under federal and state securities laws, which involve additional ongoing costs to the fund.

➢ Leverage. As a closed-end fund, your fund is permitted to issue, and has issued, preferred shares for purposes of investment leverage. This provides holders of common shares with the benefits and risks of leverage. The fund has the potential to increase the return and the yield on your investment if the fund’s return on its portfolio and interest on its assets exceeds the dividend rate paid to holders of preferred shares. Issuing preferred shares effectively allows your fund to borrow money for investment purposes at tax-exempt rates. Open-end funds do not have the ability to issue a preferred class of shares and are permitted to engage in leverage only through bank borrowings. Since bank rates are based on conditions in taxable interest rate markets, Putnam Management believes it would not be practical for a tax-free fund to continue to engage in leverage as an open-end fund.

➢ Investment flexibility. As noted above, the cash flows associated with sales and redemptions of open-end fund shares, as well as the need to maintain cash reserves in anticipation of possible redemptions, might tend to reduce the investment flexibility of open-end funds. In addition, closed-end funds are afforded more flexibility under the 1940 Act compared to open-end funds to invest in securities that are deemed illiquid.

➢ Annual shareholder meetings. Your fund is currently required by the rules of the American Stock Exchange to hold annual meetings of shareholders. As noted above, conversion of your fund to open-end status would result in termination of the fund’s listing on the American Stock Exchange with the result that your fund would no longer be required to hold annual meetings. By contrast, the open-end Putnam funds have committed to holding shareholder meetings for the purpose of electing their Trustees at least every five years (beginning in 2004).

➢ Shareholder privileges. Shareholders of your fund currently have the option of participating in the fund’s Dividend Reinvestment Plan, under which cash distributions paid by your fund are generally reinvested through the purchase of additional fund shares at market prices, which currently reflect a discount from net asset value. (At times when your fund’s shares are trading at a premium over their net asset value, such reinvestments are made at the higher of net asset value or 95% of market value.) Thus, as long as your fund’s shares continue to trade at a discount, shareholders participating in this plan receive a compounding benefit of reinvesting their distributions at a price below net asset value and thereby receiving the opportunity to realize a profit to the extent the fund subsequently trades at a lower discount or at a premium. Shareholders of open-end Putnam funds have the option to reinvest their distributions in additional shares at net asset value at all times. If your fund were to merge into an open-end fund, shareholders would no longer be able to reinvest dividends at a price below net asset value per share.

Shareholders of open-end funds in the Putnam family of funds currently have the privilege of exchanging their investment at net asset value and without sales charges for shares of the same class of more than 65 open-end funds in the Putnam group. Shareholders of your fund currently do not have that privilege.

What is the voting requirement for approving the shareholder proposal?

Approval of the shareholder proposal asking the Trustees of your fund to take the steps necessary to merge your fund into Putnam California Tax Exempt Income Fund, an open-end fund, or otherwise permit shareholders to realize net asset value, requires the affirmative vote of a majority of the shares voted on the proposal.

The Trustees currently believe that the continued operation of your fund as a closed-end fund is in the best long-term interests of your fund’s shareholders, and recommend a vote against the shareholder proposal.

The Trustees recommend that you vote “AGAINST” Proposal 2.

Further Information About Voting and the Meeting

Quorum and Methods of Tabulation.  A majority of the shares entitled to vote constitutes a quorum for the transaction of business with respect to any proposal at the meeting (unless otherwise noted in the proxy statement), except that where the preferred shares or common shares shall vote as a separate class, then a majority of the aggregate number of shares of that class shall be necessary to constitute a quorum for the transaction of business by that class. Votes cast by proxy or in person at the meeting will be counted by persons appointed by your fund as tellers for the meeting. The tellers will count the total number of votes cast "for" approval of a proposal for purposes of determining whether sufficient affirmative votes have been cast. Shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or the persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. With respect to the election of Trustees, neither abstentions nor broker non-votes have an effect on the outcome of the proposal.  With respect to all other proposals, abstentions and broker non-votes have the effect of a negative vote on a proposal . In certain circumstances in which the fund has received sufficient votes to approve a matter being recommended for approval by the fund’s Trustees, the fund may request that brokers and nominees, in their discretion, withhold submission of broker non-votes in order to avoid the need for solicitation of additional votes in favor of the proposal.

Shareholders who object to any proposal in this Proxy Statement will not be entitled under Massachusetts law or your fund’s Agreement and Declaration of Trust to demand payment for, or an appraisal of, their shares.

Other business. The Trustees know of no matters other than those set forth herein to be brought before the meeting. If, however, any other matters properly come before the Meeting, it is the Trustees' intention that proxies will be voted on such matters in accordance with the judgment of the persons named in the enclosed form of proxy.

Simultaneous meetings. The meeting of shareholders of your fund is called to be held at the same time as the meetings of shareholders of certain of the other Putnam funds. It is anticipated that all meetings will be held simultaneously.

If any shareholder at the meeting objects to the holding of a simultaneous meeting and moves for an adjournment of the meeting to a time promptly after the simultaneous meetings, the persons named as proxies will vote in favor of such adjournment.

Solicitation of proxies. In addition to soliciting proxies by mail, Trustees of your fund and employees of Putnam Management, Putnam Fiduciary Trust Company and Putnam Retail Management may solicit proxies in person or by telephone. Your fund may arrange to have a proxy solicitation firm call you to record your voting instructions by telephone. The procedures for voting proxies by telephone are designed to authenticate shareholders' identities, to allow them to authorize the voting of their shares in accordance with their instructions and to confirm that their instructions have been properly recorded. Your fund has been advised by counsel that these procedures are consistent with the requirements of applicable law. If these procedures were subject to a successful legal challenge, such votes would not be counted at the meeting. Your fund is unaware of any such challenge at this time. Shareholders would be called at the phone number Putnam Management has in its records for their accounts, and would be asked for their Social Security number or other identifying information. The shareholders would then be given an opportunity to authorize the proxies to vote their shares at the meeting in accordance with their instructions. To ensure that the shareholders' instructions have been recorded correctly, they will also receive a confirmation of their instructions in the mail. A special toll-free number will be available in case the information contained in the confirmation is incorrect.

Shareholders have the opportunity to submit their voting instructions via the Internet by utilizing a program provided by a third party vendor hired by Putnam Management or by automated telephone service. The giving of such a proxy will not affect your right to vote in person should you decide to attend the meeting. To use the Internet, please access the Internet address listed on your proxy card and follow the instructions on the internet site. To record your voting instructions via automated telephone service, use the toll-free number listed on your proxy card. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions, and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholders.

Your fund's Trustees have adopted a general policy of maintaining confidentiality in the voting of proxies. Consistent with this policy, your fund may solicit proxies from shareholders who have not voted their shares or who have abstained from voting, including brokers and nominees.

Persons holding shares as nominees will, upon request, be reimbursed for their reasonable expenses in soliciting instructions from their principals. Your fund has retained at its own expense Investor Connect, 60 East 42nd Street, New York, New York, 10165, to aid in the solicitation of instructions for registered and nominee accounts, for a fee not to exceed $1,500. The expenses of the preparation of proxy statements and related materials, including printing and delivery costs, are borne by the fund.

Revocation of proxies. Proxies, including proxies given by telephone or over the Internet, may be revoked at any time before they are voted either (i) by a written revocation received by the Clerk of your fund, (ii) by properly executing a later-dated proxy, (iii) by recording later-dated voting instructions via the Internet, (iv) in the case of brokers and nominees, by submitting written instructions to your fund’s solicitation agent or the applicable record shareholder or (v) by attending the Meeting and voting in person.

Date for receipt of shareholders' proposals for the next annual meeting. It is currently anticipated that your fund's next annual meeting of shareholders will be held in October 2006. The Trustees of your fund reserve the right to set an earlier or later date of the 2006 meeting.  Shareholder proposals to be included in the proxy statement for that meeting must be received by your fund on or before May 8, 2006. Shareholders who wish to make a proposal at the October 2006 annual meeting--other than one that will be included in the fund's proxy materials--should notify the fund no later than July 22, 2006.  Shareholders who wish to propose one or more nominees for election as Trustees, or to make a proposal fixing the number of Trustees, at the October 2006 annual meeting must provide written notice to the fund (including all required information) so that such notice is received in good order by the fund no earlier than July 30, 2006 and no later than August 29, 2006.

The Board Policy and Nominating Committee will also consider nominees recommended by shareholders of your fund to serve as Trustees.  A shareholder must submit the names of any such nominees in writing to the fund, to the attention of the Clerk, at the address of the principal offices of the fund.  If a shareholder who wishes to present a proposal fails to notify the fund by the dates specified above, the proxies solicited for the meeting will have discretionary authority to vote on the shareholder’s proposal if it is properly brought before the meeting.  If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

Adjournment. If sufficient votes in favor of any of the proposals set forth in the Notice of the Meeting are not received by the time scheduled for the meeting or if the quorum required for the proposal has not been met, the persons named as proxies may propose adjournments of the meeting for a period or periods of not more than 60 days in the aggregate to permit further solicitation of proxies. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the Meeting to be adjourned. The persons named as proxies will vote in favor of adjournment those proxies that they are entitled to vote in favor of the proposals. They will vote against any such adjournment those proxies required to be voted against the proposals. Your fund pays the costs of any additional solicitation and of any adjourned session. Any proposals for which sufficient favorable votes have been received by the time of the meeting may be acted upon and considered final regardless of whether the meeting is adjourned to permit additional solicitation with respect to any other proposal.

Duplicate mailings.  As permitted by SEC rules, Putnam’s policy is to send a single copy of the proxy statement to shareholders who share the same last name and address, unless a shareholder previously has requested otherwise.  Separate proxy ballots will be included with the proxy statement for each account registered at that address.  If you would prefer to receive your own copy of the proxy statement, please contact Putnam Investor Services by phone at 1-800-225-1581 or by mail at P.O. Box 41203, Providence, Rhode Island 02940-1203.

Financial information. Your fund’s Clerk will furnish to you upon request and without charge, a copy of the fund's Annual Report for its most recent fiscal year, and a copy of its semiannual report for any subsequent semiannual period. Such requests may be directed to Putnam Investor Services, P.O. Box 41203, Providence, RI 02940-1203 or 1-800-225-1581.

Fund Information

Putnam Investments.  Putnam Investment Management, LLC, your fund's investment manager and administrator, is a subsidiary of Putnam, LLC (Putnam Investments).  Putnam Investments is a wholly-owned subsidiary of Putnam Investments Trust, a holding company that, except for a minority stake owned by employees, is in turn owned by Marsh & McLennan Companies, Inc., a leading professional services firm that includes risk and insurance services, investment management and consulting businesses.

The address of each of Putnam Investments Trust, Putnam Investments and Putnam Investment Management, LLC, is One Post Office Square, Boston, Massachusetts 02109.  The address of the executive offices of Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, New York 10036.  Charles E. Haldeman, Jr. is the President and Chief Executive Officer of Putnam Investments.  His address is One Post Office Square, Boston, MA  02109.

Mr. Haldeman is a stockholder of Putnam Investments Trust.  On March 15, 2004, Putnam Investments Trust granted Mr. Haldeman 62,463 shares of Class B Common Stock pursuant to the Putnam Investments Equity Partnership Plan. On March 15, 2005, Mr. Haldeman received a further grant of 210,635 Class B shares pursuant to this Plan.  With respect to each such grant, Mr. Haldeman’s shares vest over a four-year period, with 25% of the shares vesting on each anniversary of the grant, although vesting may be accelerated under certain circumstances if Mr. Haldeman’s employment with Putnam terminates.  On March 26, 2004, Mr. Haldeman sold to Putnam Investments Trust 1,524 shares of Class B Common Stock at $33.62 per share for personal tax-planning purposes. The terms of the Plan provide generally that if Mr. Haldeman’s employment with Putnam terminates, Putnam Investments Trust may at its discretion repurchase his vested shares of Class B Common Stock at their then-current value.

Other service providers.  Putnam Retail Management Limited Partnership, the fund’s principal underwriter, and Putnam Fiduciary Trust Company, the fund's investor servicing agent and custodian, are both subsidiaries of Putnam Investments.  Their address is One Post Office Square, Boston, Massachusetts 02109.

For the fiscal year ended April 30, 2005, the fund paid Putnam Fiduciary Trust Company aggregate fees of $74,543 for custody and transfer agent services (excluding custody credits and investor servicing credits).

Litigation.  Exhibit A to this proxy statement describes the pending legal proceedings in which the Trustees have been named as parties adverse to some or all of the Putnam funds.

Limitation of Trustee liability. The Agreement and Declaration of Trust of the fund provides that the fund will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the fund, except if it is determined in the manner specified in the Agreement and Declaration of Trust that they have not acted in good faith in the reasonable belief that their actions were in the best interests of the fund or that such indemnification would relieve any officer or Trustee of any liability to the fund or its shareholders arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties. Your fund, at its expense, provides liability insurance for the benefit of its Trustees and officers.

Independent Registered Public Accounting Firm.  PricewaterhouseCoopers LLP, 125 High Street, Boston, Massachusetts 02110, an independent registered public accounting firm, has been selected by the Audit and Pricing Committee and the full Board of Trustees as the independent registered public accounting firm of your fund for the current fiscal year.

The following table presents fees billed in each of the last two fiscal years for services rendered to the fund by the fund’s independent registered public accounting firm:

Fiscal year ended Audit  Fees Audit-Related Fees Tax Fees All Other Fees

April 30, 2005                                    $38,142                 $26,478                                $5,101                   $—

April 30, 2004                                    34,810                   24,241                                  4,697                     13

Audit Fees represents fees billed for a fund’s last two fiscal years.

Audit-Related Fees represents fees billed in a fund’s last two fiscal years for services traditionally performed by the fund’s independent registered public accounting firm, including accounting consultation for proposed transactions or concerning financial accounting and reporting standards and other audit or attest services not required by statute or regulation.

Tax Fees represents fees billed in a fund’s last two fiscal years for tax compliance, tax planning and tax advice services.  Tax planning and tax advice services include assistance with tax audits, employee benefit plans and requests for rulings or technical advice from taxing authorities.

Other Fees represents fees billed for services relating to calculation of investment performance.

The following table presents the amounts PricewaterhouseCoopers LLP billed for aggregate non-audit fees in each of the last two fiscal years to the fund, Putnam Management and any entity controlling, controlled by or under common control with Putnam Management that provides ongoing services to the fund:

Fiscal year ended

April 30, 2005                                    $216,283

April 30, 2004                                    $169,781

Pre-Approval Policies of the Audit and Pricing Committee.  The Audit and Pricing Committee has determined that  all work performed for the Putnam funds by the funds’ independent auditors will be pre-approved by the Committee and will generally not be subject to pre-approval procedures.

Under certain circumstances, the Audit and Pricing Committee believes that it may be appropriate for Putnam Management and certain of its affiliates to engage the services of the funds’ independent auditors, but only after prior approval by the Committee.  Such requests are required to be submitted in writing to the Committee and to explain, among other things, the nature of the proposed engagement, the estimated fees and why this work must be performed by that particular audit firm.  The Committee will review the proposed engagement at its next meeting.

Since May 6, 2003, all work performed by the independent auditors for the Putnam funds, Putnam Management and any entity controlling, controlled by or under common control with Putnam Management that provides ongoing services to the funds was pre-approved by the Committee or a member of the Committee pursuant to the pre-approval policies discussed above.  Prior to that date, the Committee had a general policy to pre-approve the independent auditors’ engagements for non-audit services with the funds, Putnam Management and any entity controlling, controlled by or under common control with Putnam Management that provides ongoing services to the funds.

For the fund’s last two fiscal years, the fund’s principal auditors did not bill for services required to be approved pursuant to paragraph (c)(7)(ii) of Rule 2-01 of Regulation S-X.

The Audit and Pricing Committee of your fund has submitted the following report:

The Audit and Pricing Committee has reviewed and discussed with management of your fund the audited financial statements for the last fiscal year.  The Audit and Pricing Committee has discussed with your fund’s independent auditors the matters required to be discussed by Statements on Auditing Standard No. 61 (SAS 61).  SAS 61 requires independent auditors to communicate to the Audit and Pricing Committee matters including, if applicable: (1) methods used to account for significant unusual transactions; (2) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles and certain other matters.  The Audit and Pricing Committee has received the written disclosures and the letter from your fund’s independent auditors required by the SEC's Independence Standards Board Standard No. 1 (among other things, requiring auditors to make written disclosures to and discuss with the Audit and Pricing Committee various matters relating to the auditor’s independence), and has discussed with such accountants the independence of such accountants.  Based on the foregoing review and discussions, the Audit and Pricing Committee recommended to the Trustees that the audited financial statements for the last fiscal year be included in your fund’s annual report to shareholders for the last fiscal year.

Paul L. Joskow (Chairperson)

Myra R. Drucker

Robert E. Patterson

W. Thomas Stephens

                                                                                                                        Richard W. Worley

Officers and other information. All of the officers of your fund, with the exception of George Putnam, III, the fund’s President, are employees of Putnam Management or its affiliates or serve on the staff of the Office of the Trustees.  Because of their positions with Putnam Management or its affiliates or their ownership of stock of Marsh & McLennan Companies, Inc., the parent corporation of Putnam Investments Trust and indirectly of Putnam Investments, Messrs. Haldeman and Putnam (nominees for Trustees of your fund), as well as the officers of your fund, will benefit from the management fees, underwriting commissions,  custodian fees, and investor servicing fees paid or allowed by the fund. In addition to Mr. Putnam, III, the other officers of your fund are as follows:

Year first

                                                                           elected to              Business experience

Name (birthdate), Age                                      office                     during past 5 years

Office with the fund

Charles E. Porter (7/26/38), Age 67*                1989         Executive Vice President, Associate Treasurer

  Executive Vice President,                                                and Principal Executive Officer, The Putnam Funds.

  Associate Treasurer and Principal

  Executive Officer

Jonathan S. Horwitz (6/4/55), Age 50*             2004         Senior Vice President and Treasurer, The Putnam Funds.

  Senior Vice President and Treasurer                                Prior to 2004, Managing Director, Putnam Investments

Steven D. Krichmar (6/27/58), Age 47              2002        Senior Managing Director, Putnam Investments.  Prior to

  Vice President and Principal Financial Officer                2001, Mr. Krichmar was a Partner at

                                                                                            PricewaterhouseCoopers, LLP

Michael T. Healy (1/24/58), Age 47                  2000         Managing Director, Putnam Investments

  Assistant Treasurer and

  Principal Accounting Officer

Beth Mazor (4/6/58), Age 47                             2002         Senior Vice President, Putnam Investments

  Vice President

Daniel T. Gallagher (2/27/62), Age 43*            2004       Senior Vice President, Staff Counsel and Compliance Liason,

  Senior Vice President, Staff Counsel                                The Putnam Funds.  Prior to 2004, Mr. Gallagher was

 and Compliance Liaison                                                      an Associate at Ropes & Gray LLP

Charles A. Ruys de Perez (10/17/57), Age 47      2004      Managing Director, Putnam Investments

  Vice President and Chief Compliance Officer

Mark C. Trenchard (6/5/62), Age 43                    2002      Senior Vice President, Putnam Investments

  Assistant Treasurer and

  BSA Compliance officer

Francis J. McNamara, III (8/19/55), Age 50         2004     Senior Managing Director, Putnam Investments,

  Vice President and Chief Legal Officer                             Putnam Management and Putnam Retail

       Management.  Prior to 2004, Mr. McNamara was

      General Counsel of State Street Research & Management.

James P. Pappas (2/24/53), Age 52                         2004     Managing Director, Putnam Investments

  Vice President                                                                    and Putnam Management.  During 2002, Mr. Pappas

                                                                                              was Chief Operating Officer of Atalanta/Sosnoff

                                                                                              Management Corporation. Prior to 2001 he was

                                                                                              President and Chief Executive Officer of UAM

                                                                                              Investment Services, Inc.

Richard S. Robie III (3/30/60), Age 45                   2004   Senior Managing Director, Putnam Investments,

  Vice President                                                                    Putnam Management and Putnam Retail Management.

                                                                                              Prior to 2003, Mr. Robie was Senior Vice President of

                                                                                              United Asset Management Corporation.

Judith Cohen (6/7/45), Age 60*                                1993   Vice President, Clerk and Assistant Treasurer,

Vice President, Clerk and Assistant Treasurer                          The Putnam Funds

Wanda M. McManus (1/4/47), Age 58*                    2005   Vice President, Senior Associate Treasurer and

Vice President, Senior Associate Treasurer and                    Assistant Clerk, The Putnam Funds.

Assistant Clerk

Nancy T. Florek (6/13/57), Age 48*                         2005   Vice President, Assistant Clerk, Assistant Treasurer

 Vice President, Assistant Clerk, Assistant Treasurer                  and Proxy Manager, The Putnam Funds

    and Proxy Manager

* Officers of your fund who are members of the Trustees’ independent administrative staff.

   Compensation for these individuals is fixed by the Trustees and reimbursed to Putnam Management.

Net assets of your fund as of July 31, 2005

---------------------------------------------------------------------

Net assets:                                          $70,489,063

Shares outstanding of your fund as of July 31, 2005

---------------------------------------------------------------------

Common shares:                                4,607,092 shares

Preferred shares:                                320 shares (Class A)

5% beneficial ownership:

Putnam California Investment Grade Municipal Trust

As of July 31, 2005, to the knowledge of the fund, no person owned beneficially or of record 5% or more of any class of shares of your fund, except as follows:

Cede & Company*                                           4,357,659 common shares  (94.50% of outstanding shares)

20 Bowling Green

New York, NY 10004-1408

* Believed to hold shares only as nominee.

Appendix A

Financial Highlights of

Putnam California Investment Grade Municipal Trust (April 30, 2005)

Financial highlights
(For a common share outstanding throughout the period)

Per-share	Year ended April 30
operating performance	2005	2004	2003	2002		2001

Net asset value,
beginning of period
(common shares)	$14.48	$14.92	$14.74	$14.69		$14.14

Investment operations:

Net investment income (a)	.74	.80	.84	.95		.96

Net realized and unrealized
gain (loss) on investments	.83	(.47)	.28	.02		.58

Total from
investment operations	1.57	.33	1.12	.97		1.54

Distributions to preferred shareholders:

From net investment income	(.05)	(.03)	(.04)	(.06)		(.13)

From net realized gain
on investments	--	--	(.01)	--	(e)	--

Total from investment
operations: (applicable
to common shares)	1.52	.30	1.07	.91		1.41

Distributions to
common shareholders:

From net investment income	(.74)	(.74)	(.82)	(.83)		(.86)

From net realized
gain on investments	--	--	(.07)	(.03)		--

Total distributions	(.74)	(.74)	(.89)	(.86)		(.86)

Net asset value,
end of period
(common shares)	$15.26	$14.48	$14.92	$14.74		$14.69

Market price,
end of period
(common shares)	$13.45	$12.82	$13.44	$13.82		$13.90

Total return at
market price
(common shares) (%)(b)	10.85	0.81	3.73	5.51		9.75

Ratios and supplemental data

Net assets, end of period
(common shares) (in thousands)	$70,287	$66,714	$68,715	$67,887		$67,667

Ratio of expenses to
average net assets (%)(c)(d)	1.21	1.16	1.20	1.20		1.22

Ratio of net investment income
to average net assets (%)(c)	4.60	5.11	5.41	5.97		5.67

Portfolio turnover rate (%)	49.71	20.89	22.00	11.82		13.65

(a) Per share net investment income has been determined on the basis of the weighted average number of common shares outstanding during the period.

(b) Total return assumes dividend reinvestment.

(c) Ratio reflects net assets available to common shares only; net investment income ratio also reflects reduction for dividend payments to preferred shareholders.

(d) Includes amounts paid through expense offset arrangements.

(e) Distributions amounted to less than $0.01 per share.

Putnam California Tax Exempt Income Fund (class A shares) (March 31, 2005)

Financial highlights
(For a common share outstanding throughout the period)

CLASS A

	Six months
	ended
	March 31
Per-share	(Unaudited)		Year ended September 30
operating performance	2005		2004	2003	2002	2001		2000

Net asset value,
beginning of period	$8.57		$8.62	$8.84	$8.71	$8.35		$8.25

Investment operations:

Net investment income	.18		.38	.39	.41	.42		.43

Net realized and unrealized
gain (loss) on investments	(.08)		.01	(.17)	.15	.36		.10

Total from
investment operations	.10		.39	.22	.56	.78		.53

Less distributions:

From net
investment income	(.20)		(.40)	(.39)	(.41)	(.42)		(.43)
	-.20				-.21
From net realized gain
on investments	(.10)		(.04)	(.05)	(.02)	--	(c)	--

Total distributions	(.30)		(.44)	(.44)	(.43)	(.42)		(.43)

Redemption fees	--	(c)	--	--	--	--		--

Net asset value,
end of period	$8.37		$8.57	$8.62	$8.84	$8.71		$8.35

Total return at
net asset value (%)(a)	1.22	*	4.60	2.64	6.69	9.57		6.71

Ratios and supplemental data

Net assets, end of period
(in thousands)	$2,087,526		$2,144,817	$2,540,224	$2,739,618	$2,631,430		$2,514,181

Ratio of expenses to
average net assets (%)(b)	.38	*	.79	.76	.75	.75		.74

Ratio of net investment income
to average net assets (%)	2.11	*	4.49	4.52	4.82	4.91		5.29

Portfolio turnover (%)	12.45	*	13.01	22.39	6.50	9.53		13.44

* Not annualized.

(a) Total return assumes dividend reinvestment and does not reflect the effect of sales charges.

(b) Includes amounts paid through expense offset arrangements.

(c) Amount represents less than $0.01 per share.

Exhibit A

Litigation

1.  The plaintiffs named below allege that the defendants engaged in, permitted, and/or failed to prevent market timing and short-term trading in the Putnam Funds.  Plaintiffs claim, among other things, violations of § 36 of the Investment Company Act of 1940, § 206 of the Investment Advisers Act, § 10(b) of the 1934 Act and Rule 10b-5, § 20(a) of the 1934 Act, breach of fiduciary duty, aiding and abetting breach of fiduciary duty and civil conspiracy.  The plaintiffs generally seek injunctive relief including removal of the current Trustees and fund managers, disgorgement of profits, monetary damages, punitive damages, and attorney’s fees and costs.

Case Name	Defendants	Court Pending	Date Instituted
Joanne S. Baseman (derivatively on behalf of Putnam International Equity Fund and the Putnam Funds) v. Putnam Investment Management, Inc., et al.	Putnam Management[1] Omid Kamshad Justin Scott William Woolverton Putnam Trustees[2] Putnam Funds[3] (nominal)	United States District Court for the District of Maryland	Dec. 16, 2003
John K. Clement (derivatively on behalf of several individual funds and the Putnam Funds) v. Putnam Investment Management Inc., et al.	Putnam Management Omid Kamshad Justin Scott William Woolverton Putnam Trustees Putnam Funds (nominal)	United States District Court for the District of Maryland	Nov. 26, 2003
Simon J. Denenberg (derivatively on behalf of the Putnam U.S. Government Income Trust and the Putnam Funds) v. Putnam Investment Management, Inc., et al.	Putnam Management Omid Kamshad Justin Scott William Woolverton Putnam Trustees Putnam Funds (nominal)	United States District Court for the District of Maryland	Jan. 30, 2004
Diane Hutto and Dina Rozenbaum (derivatively on behalf of several individual funds and the Putnam Funds) v. Putnam, LLC, et. al.	Putnam Management Putnam Trustees Justin M. Scott Omid Kamshad Certain officers of the Putnam Funds and Putnam Management John Does 1-100 Putnam Funds (nominal)	United States District Court for the District of Maryland	Nov. 12, 2003
Seth B. Marks (derivatively on behalf of several individual funds and the Putnam Funds) v. Putnam, LLC, et. al.	Putnam Management Putnam Trustees Justin M. Scott Omid Kamshad Certain officers of the Putnam Funds and Putnam Management John Does 1-100 Putnam Funds (nominal)	United States District Court for the District of Maryland	Dec. 3, 2003
Cynthia Puleo (derivatively on behalf of several individual funds and the Putnam Funds) v. Putnam, LLC, et al.	Putnam Management Putnam Trustees Justin M. Scott Omid Kamshad Certain officers of the Putnam Funds and Putnam Management John Does 1-100 Putnam Funds (nominal)	United States District Court for the District of Maryland	Dec. 16, 2003
Edward L. Segel (derivatively on behalf of Putnam International Equity Fund and the Putnam Funds) v. Putnam, LLC, et al.	Putnam Management Putnam Trustees Omid Kamshad Justin Scott William Woolverton Putnam Funds (nominal)	United States District Court for the District of Maryland	Jan. 23, 2004
Zachary Alan Starr (derivatively on behalf of Putnam International Equity Fund and the Putnam Funds) v. Putnam Investment Management, et al.	Putnam Management Putnam Trustees Omid Kamshad Justin M. Scott Putnam Funds (nominal)	United States District Court for the District of Maryland	Nov. 6, 2003

2.  The plaintiffs named below allege that the defendants failed to properly disclose that select customers were allowed to engage in late trading or timed trading.  The plaintiffs claim, among other things, breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment.  The plaintiffs seek damages, equitable and/or injunctive relief, restitution and attorney’s fees and costs.

Case Name	Defendants	Court	Date Instituted
Leon Brazin (derivatively on behalf of Putnam Vista Fund) v. John A. Hill, et al.	Putnam Trustees Putnam Management Putnam Vista Fund (nominal) Certain officers of the Putnam Funds and Putnam Management	United States District Court for District of Maryland	March 15, 2004
Peter Kavaler (derivatively on behalf of Putnam Income Fund) v. John A. Hill, et al.	Putnam Trustees Putnam Management Putnam Income Fund (nominal) Certain officers of the Putnam Funds and Putnam Management	United States District Court for District of Maryland	March 15, 2004
Todd Klein (derivatively on behalf of Putnam Global Equity Fund) v. Hill, et al.	Putnam Trustees Putnam Management Putnam Global Equity Fund (nominal) Certain officers of the Putnam Funds and Putnam Management	United States District Court for the District of Maryland	Jan. 27, 2004
Steven Wiegand (derivatively on behalf of Putnam Classic Equity Fund) v. Hill et al.	Putnam Trustees Putnam Management Putnam Classic Equity Fund (nominal) Certain officers of the Putnam Funds and Putnam Management	United States District Court for the District of Maryland	Jan. 27, 2004

3.  The plaintiff named below alleges that defendants failed to prevent the disclosure of confidential information concerning the identity of securities, the practice of late trading by selected investors, time-trading by selected investors and insider trading by directors, officers and/or employees of the defendants. The plaintiff claims breach of fiduciary duty.

Case Name	Defendants	Court	Date Instituted
Stern (derivative on behalf of Marsh & McLennan Companies, Inc.) v. Greenberg, et. al,	Putnam Funds Putnam Management Jeffrey Greenberg Mathis Cabaillavetta Marsh Directors[4] Lawrence Lasser	Supreme Court of the State of New York	December 17, 2003

Multi-District Litigation

All of the cases listed above as pending in the United States District Court for the District of Maryland were transferred to that court and consolidated for pre-trial proceedings in the Special Multi-District Litigation (“MDL”) Proceeding (In re: Mutual Funds Litigation, 04-MD-15863) created for actions involving market timing issues against mutual fund complexes.  Two consolidated amended derivative complaints have been filed in the Putnam Subtrack of the MDL, and the complaint involving the Putnam Trustees and the Putnam Funds is described below.

1.  The plaintiff named below alleges that the defendants engaged in, permitted, and/or failed to prevent market timing and late trading in the Putnam Funds.  Plaintiffs generally claim violations of §§ 36 and 47 of the Investment Company Act of 1940, violations of §§ 206 and 215 of the Investment Advisers Act, breach of fiduciary duty, breach of contract, aiding and abetting breach of fiduciary duty, unjust enrichment, interference with contract and civil conspiracy.  The plaintiffs generally seek injunctive relief including removal of the current Trustees, removal of the adviser and distributor defendants, rescission of the management and other contracts, disgorgement of profits, monetary damages, punitive damages and attorney’s fees and costs.

Case Name	Defendants	Court	Consolidated Amended Derivative Complaint Filing Date
In re: Mutual Funds Investment Litigation Lead Case: Zuber (derivatively on behalf of the Putnam Family of Funds) v. Putnam Investment Management LLC

Putnam Trustees

Putnam Management

Putnam Retail Management, LP

Putnam Retail Management, GP, Inc.

Putnam Fiduciary Trust Co.

Charles E. Porter

Patricia C. Flaherty

William H. Woolverton

Justin M. Scott

Omid Kamshad

Geirluv Lode

Carmel Peters

Putnam Funds (nominal)

		United States District Court for District of Maryland	September 29, 2004

1 “Putnam Management” includes Putnam Investments Trust, Putnam Investment Management, LLC, Putnam, LLC, and/or Marsh & McLennan Companies, Inc.

2 “Putnam Trustees” include current Trustees Jameson Adkins Baxter, Charles B. Curtis, John A. Hill, Paul L. Joskow, Elizabeth T. Kennan, John H. Mullin, III, Robert E. Patterson, George Putnam, III and W. Thomas Stephens and former Trustees Ronald J. Jackson, Lawrence J. Lasser, W. Nicholas Thorndike and A.J.C. Smith.

3 “Putnam Funds” includes any and/or all registered investment companies managed by Putnam Management.

4 “Marsh Directors” include the following current directors of Marsh & McLennan Companies, Inc.:  Lewis Bernard, Robert Erburu, Oscar Fanjul, Stephen Hardis, Gwendolyn King, Lord Lang of Monkton, David Olsen, Morton Schapiro and Adele Simmons.  “Marsh Directors” also include the following former directors of Marsh & McLennan Companies, Inc.:  Peter Coster, Charles Davis, Ray Groves and A.J.C. Smith.

PUTNAM INVESTMENTS

The proxy ballot

To  vote  by  mail

Read the proxy statement. Check the appropriate box on the reverse side.

Sign and date the proxy ballot. Return the proxy ballot in the envelope provided.

To vote by telephone

Read the proxy statement and have the proxy ballot at hand. Call 1-800-690-6903.

Follow the automated telephone directions. There is no need for you to return your proxy ballot.

To vote on the Web

Read the proxy statement and have the proxy ballot at hand.

Go to https://www.proxyweb.com/Putnam

Follow the instructions on the site.

There is no need for you to return your proxy ballot.

Putnam California Investment Grade Municipal Trust

_____________________________________________________________________________________________

By signing below, you, as a Putnam fund shareholder, appoint Trustees John A. Hill and Robert E. Patterson, and each of them separately, with power of substitution to each, to be your proxies. You are empowering them to vote your Putnam fund shares on your behalf at a meeting of the shareholders of Putnam California Investment Grade Municipal Trust.  The meeting will take place on October 28, 2005 at 11:00 a.m. in Boston, and may be adjourned to later times or dates.  Your vote is being solicited on behalf of the Trustees. When you complete and sign the proxy ballot, the Trustees will vote exactly as you have indicated on the  other  side  of  this  card.  If  you  simply  sign  the  proxy  ballot,  or  don' t  vote  on  a specific  proposal,  your  shares  will  be  automatically  voted  as  the  Trustees  recommend. The Trustees are also authorized to vote at their discretion on any other matter that arises at the meeting or any adjournment of the meeting.

Please be sure to sign and date here

_________________________________________________

Signature(s)                                                Date

Sign  your  name  exactly  as  it  appears  on  this  card.  If  you  own  shares jointly, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer's office. If you are a partner, sign in the partnership name.

Put CA com 3 - DH

                                                Please place an X in the appropriate box using black or blue ink or number

Proposals                                                                            2 pencil. Please do not use a fine point pen.

____________________________________________________________________________________________

To vote on all Proposals, as the Trustees recommend, mark this box.  (No other vote is necessary.)          0

The Trustees recommend a vote FOR proposal 1

1 .  Proposal to elect all nominees.

The nominees for Trustees are:  01  J.A. Baxter               06  E.T. Kennan

                                           02  C.B. Curtis              07  J.H. Mullin, III

                                           03  M.R. Drucker           08  G. Putnam, III

                                           04  C.E. Haldeman, Jr.    09  W.T. Stephens

                                           05  P.L. Joskow             10  R.B. Worley

        FOR                WITHHOLD

 electing all the             authority

     nominees                 to vote

     (except as                  for all

  marked to the             nominees

   contrary at

         left)

          0                          0

To withhold authority to vote for one or more of the nominees, write the name(s) or number(s)

of the nominee(s) below.

_____________________________________________________________________________________________

The Trustees recommend a vote AGAINST proposal 2

2.   Shareholder proposal to direct the Trustees to consider merging the fund into Putnam California Tax Exempt

Income Fund or other means to permit fund shareholders to realize the net asset value of their shares.

FOR         AGAINST        ABSTAIN

  0                  0                    0

If you have questions on the proposals, please call 1-800-780-7316.

Please sign and date the other side of this card.

Put CA com 3 - DH

PUTNAM INVESTMENTS

The proxy ballot

Putnam California Investment Grade Municipal Trust

_____________________________________________________________________________________________

By signing below, you, as a Putnam fund shareholder, appoint Trustees John A. Hill and Robert E. Patterson, and each of them separately, with power of substitution to each, to be your proxies. You are empowering them to vote your Putnam fund shares on your behalf at a meeting of the shareholders of Putnam California Investment Grade Municipal Trust. The meeting will take place on October 28, 2005 at 11:00 a.m. in Boston, and may be adjourned to later times or dates.  Your vote is being solicited on behalf of the Trustees .  W h e n you complete and sign the proxy ballot, the Trustees will vote exactly as you have indicated on the other side of this card.  If you simply sign the proxy ballot, or don't vote on a specific proposal,  your  shares  will  be  automatically  voted  as  the  Trustees  recommend.  The Trustees are also authorized to vote at their discretion on any other matter that arises at the meeting or any adjournment of the meeting.

Please be sure to sign and date here

_________________________________________________

Signature(s)                                                       Date

Sign  your  name  exactly  as  it  appears  on  this  card.  If  you  own  shares jointly, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer's office. If you are a partner, sign in the partnership name.

Put CA Pre 3 - DH

                                               Please place an X in the appropriate box using black or blue ink or number

Proposals                                                                           2 pencil. Please do not use a fine point pen.

____________________________________________________________________________________________

To vote on all Proposals, as the Trustees recommend, mark this box.  (No other vote is necessary.)        0

The Trustees recommend a vote FOR proposal 1

1.  Proposal to elect all nominees.

The nominees for Trustees are:  01  J.A. Baxter               07  E.T. Kennan

                                           02  C.B. Curtis              08  J.H. Mullin, III

                                           03  M.R. Drucker           09  R.E. Patterson

                                           04  C.E. Haldeman, Jr.    10  G. Putnam, III

                                           05  J.A. Hill                  11  W.T. Stephens

                                           06  P.L. Joskow             12  R.B. Worley

        FOR                WITHHOLD

 electing all the             authority

     nominees                 to vote

     (except as                  for all

  marked to the             nominees

   contrary at

         left)

          0                          0

To withhold authority to vote for one or more of the nominees, write the name(s) or number(s)

of the nominee(s) below.

_____________________________________________________________________________________________

The Trustees recommend a vote AGAINST proposal 2

2.   Shareholder proposal to direct the Trustees to consider merging the fund into Putnam California Tax Exempt

Income Fund or other means to permit fund shareholders to realize the net asset value of their shares.

FOR         AGAINST        ABSTAIN

0                    0                    0

If you have questions on the proposals, please call 1-800-780-7316.

Please sign and date the other side of this card.

Put CA Pre 3 - DH

PUTNAM INVESTMENTS

The Putnam Funds

One Post Office Square

Boston, Massachusetts 02109

Toll-free 1-800-225-1581                   227660     9/05